UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
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NCI BUILDING SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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January 14, 2011
Dear Stockholder:
          You are cordially invited to attend the Annual Meeting of Stockholders of NCI Building Systems, Inc. to be held at 10:00 a.m. on Friday, February 18, 2011, at the NCI Conference Center located at 7313 Fairview, Houston, Texas 77041. At this meeting you will be asked to:
(1)	Proposal 1: elect the three (3) Class III directors named in the accompanying proxy statement to serve until the 2014 Annual Meeting of Stockholders or until their respective successors have been elected and shall have qualified;

(2)	Proposal 2: provide an advisory vote on executive compensation;

(3)	Proposal 3: provide an advisory vote on the frequency of the advisory vote on executive compensation;

(4)	Proposal 4: ratify the appointment of Ernst & Young LLP as NCI Building Systems, Inc.’s independent registered public accounting firm for fiscal 2011; and

(5)	Transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.
          It is important that your shares be represented at the Annual Meeting of Stockholders. Therefore, whether or not you expect to attend in person, please sign and date the enclosed proxy and return it in the enclosed envelope or submit your proxy using the telephone or Internet procedures that may be provided to you at your earliest convenience. Please note that using any of these methods will not prevent you from attending the meeting and voting in person.

Very truly yours,
Norman C. Chambers Chairman of the Board, President and Chief Executive Officer

NCI BUILDING SYSTEMS, INC.
10943 North Sam Houston Parkway West
Houston, Texas 77064

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 18, 2011

          The Annual Meeting of Stockholders of NCI Building Systems, Inc. will be held at the NCI Conference Center located at 7313 Fairview, Houston, Texas 77041, on February 18, 2011, at 10:00 a.m. The Annual Meeting of Stockholders will be held for the following purposes:
1.	Proposal 1: the election of the three (3) Class III directors named in the accompanying proxy statement to serve until the 2014 Annual Meeting of Stockholders or until their respective successors have been elected and shall have qualified;

2.	Proposal 2: to hold an advisory vote on executive compensation;

3	Proposal 3: to hold an advisory vote on the frequency of the advisory vote on executive compensation;

4.	Proposal 4: ratification of the appointment of Ernst & Young LLP as NCI Building Systems, Inc.’s independent registered public accounting firm for fiscal 2011; and

5.	The transaction of such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.
          Only stockholders of record at the close of business on January 11, 2011 are entitled to notice of, and to vote at, the meeting or any reconvened meeting following any adjournment or postponement thereof.
          We believe that it is desirable that as large a proportion as possible of the stockholders’ interests be represented at our Annual Meeting. Whether or not you plan to attend our Annual Meeting, we request that you properly date and sign the enclosed form of proxy and promptly return it to us using the enclosed addressed and stamped envelope. If you are present at the meeting and wish to do so, you may revoke the proxy and vote in person. If, however, you hold your shares through a nominee or broker, you must obtain a signed proxy from the broker in order to be able to vote in person.

By order of the Board of Directors,

Todd R. Moore
Executive Vice President, General Counsel and Corporate Secretary
January 14, 2011

Important Notice Regarding the Availability of
Proxy Materials for the Stockholder Meeting To Be Held February 18, 2011
The Notice of Annual Meeting of Stockholders, our Proxy Statement, and Annual Report to Stockholders are available at www.ncilp.com.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 18, 2011

ii

iii

NCI BUILDING SYSTEMS, INC.
10943 North Sam Houston Parkway West
Houston, Texas 77064
(281) 897-7788
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD February 18, 2011
          This proxy statement is furnished to stockholders of NCI Building Systems, Inc. (“NCI,” “we,” and “us”) in connection with the solicitation of proxies to be used at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held February 18, 2011. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
          If you give a proxy on the enclosed form, or by telephone or the Internet, you may revoke it at any time before it is exercised at the Annual Meeting by (1) delivering written notice of revocation to the Corporate Secretary of NCI, (2) signing, dating, and delivering to the Corporate Secretary of NCI a later dated proxy at our principal executive offices, which are located at 10943 North Sam Houston Parkway West, Houston, Texas 77064, or (3) attending and voting in person by completing a ballot at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a completed and delivered proxy card.
          If you are a street name stockholder (meaning that your shares are held in a brokerage account by a bank, broker or other nominee) and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.
          We are first sending this proxy statement and the enclosed proxy form to stockholders on or about January 14, 2011.
ACTION TO BE TAKEN AT ANNUAL MEETING
          When you have appropriately specified how your proxy should be voted, the proxy will be voted accordingly. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:
•	FOR Proposal 1, the election as directors of the nominees listed under “Election of Directors”;

•	FOR Proposal 2, in favor of our executive compensation philosophy;

•	For the THREE-YEAR frequency option in Proposal 3;

•	FOR Proposal 4, the ratification of Ernst & Young LLP as NCI Building Systems, Inc.’s independent registered public accountants for the year scheduled to end on October 30, 2011 (“Fiscal 2011”); and

•	At the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the Annual Meeting.

As of the date hereof, our Board of Directors is not aware of any other such matter or business to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on those matters.
SOLICITATION OF PROXIES
          Our Board of Directors is soliciting proxies from the holders of record of our common stock at the close of business on January 11, 2011. We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders in connection with the Annual Meeting, and no other person or persons will bear those costs either directly or indirectly.
          The solicitation of proxies by our Board of Directors will be conducted primarily by mail. In addition, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services, but may be reimbursed for their reasonable expenses in forwarding solicitation material.
          Our transfer agent, Computershare Investor Services, Inc., will assist us in the distribution of proxy materials and will provide voting and tabulation services for the Annual Meeting. For these services, we estimate that we will pay approximately $7,500 in the aggregate for fees and expenses. In addition, we will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to stockholders beneficial owners of our Common Stock.
OUTSTANDING CAPITAL STOCK
          The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is January 11, 2011. At the close of business on that date we had 19,956,757 shares of Common Stock and 280,748 shares of Preferred Stock issued and outstanding, which includes accrued and unpaid dividends, and entitled to be voted at the Annual Meeting. Each of the 280,748 shares of Preferred Stock is entitled to vote on an as-converted basis, and the Preferred Shares together have a number of votes equivalent to 44,045,818 shares of Common Stock. Each share of Common Stock outstanding on the record date is entitled to one vote.
          Unless otherwise noted, the following tables set forth, as of January 11, 2011 (the “Ownership Date”), the number of shares of our equity securities beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of any class of our equity securities, (2) each director and nominee for director, (3) each of our executive officers identified under the caption “Executive Compensation,” and (4) all current directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to the Common Stock and Preferred Stock. Unless otherwise noted, the mailing address of each person or entity named below is 10943 North Sam Houston Parkway West, Houston, Texas 77064.

	Beneficial Ownership (1)
Name of Beneficial	Number of
Owner or Group	Shares	Percent
	Preferred Stock
Clayton Dubilier & Rice Fund VIII, L.P. (2)	280,047	99.75
CD&R Friends & Family Fund VIII, L.P. (2)	701	.25
Investment Funds Associated With or	280,748	100.00
Designated by Clayton, Dubilier & Rice, LLC (2)
	Common Stock
FMR LLC (3)	1,950,000	9.77
82 Devonshire Street Boston, MA 02109

	Beneficial Ownership (1)
Name of Beneficial	Number of
Owner or Group	Shares	Percent
Norman C. Chambers (4)	552,888	2.77
Kathleen J. Affeldt (4)	6,300	*
James G. Berges (4)(5)	0	*
Gary L. Forbes (4)	28,231	*
John J. Holland (4)	2,800	*
Lawrence J. Kremer (4)	4,050	*
George Martinez (4)	23,388	*
Nathan K. Sleeper (4)(5)	0	*
Jonathan L. Zrebiec (4)(5)	0	*
Charles W. Dickinson (4)	159,425	*
Mark W. Dobbins (4)	220,312	1.11
Mark E. Johnson (4)	237,524	1.12
Bradley D. Robeson (4)	125,461	*
All directors and executive officers as a group (18 persons) (6)	1,774,145	8.89

*	Less than 1%.

(1)	Includes shares beneficially owned by the listed persons, including shares owned under our 401(k) Profit Sharing Plan and Deferred Compensation Plan. If a person has the right to acquire beneficial ownership of any shares by exercise of options previously granted within 60 days after the Ownership Date, those shares are deemed beneficially owned by that person as of the Ownership Date and are deemed to be outstanding solely for the purpose of determining the percentage of the Common Stock that he or she owns. Those shares are not included in the computations for any other person. Please see the table accompanying footnote 4 below for additional information regarding equity compensation awards held by the listed persons.

(2)	Unless otherwise indicated, Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P. are referred to collectively as the “Investors.” Does not include 15,900 shares of Common Stock issued to Clayton, Dubilier & Rice, LLC (“CD&R, LLC”), as assignee of director compensation payable to Messrs. Berges, Sleeper and Zrebiec. The Investors have the right to vote with the holders of Common Stock on an as-converted basis (without taking into account any limitations on convertability that may then be applicable). At an initial conversion price of $6.374, the 280,748 shares of Preferred Stock held by the Investors are convertible into 44,045,818 shares of Common Stock, broken down as follows: (i) 43,935,841 shares of Common Stock into which 280,047 shares of Preferred Stock held by Clayton, Dubilier & Rice Fund VIII, L.P. are convertible; and (ii) 109,977 shares of Common Stock into which 701 shares of Preferred Stock held by CD&R Friends & Family Fund VIII, L.P. are convertible. The Investors hold approximately 68.8% of the voting power of NCI.

Preferred Stock includes accrued, but undeclared dividends, which the Investors are entitled to vote, on an as-converted basis, prior to declaration of the dividend. The accrued but unpaid dividends may ultimately be paid in-kind or in cash. In the event the accrued dividends are paid in cash, the number of shares of Preferred Stock held will then decrease by the number of shares that had accrued during the quarter preceding declaration of the cash dividend payment.

The general partner of the Investors is CD&R Associates VIII, Ltd., whose sole stockholder is CD&R Associates VIII, L.P. The general partner of CD&R Associates VIII, L.P. is CD&R Investment Associates VIII, Ltd.

CD&R Investment Associates VIII, Ltd. is managed by a three-person board of directors, and all board action relating to the voting or disposition of these shares of Common Stock and Preferred Stock requires approval of a majority of the board. Joseph L. Rice, III, Donald J. Gogel and Kevin J.

Conway, as the directors of CD&R Investment Associates VIII, Ltd. may be deemed to share beneficial ownership of the shares of Common Stock and Preferred Stock shown as beneficially owned by the Investors. Such persons expressly disclaim such beneficial ownership.

CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. expressly disclaim beneficial ownership of the shares held by the Investors and by CD&R, LLC. The Investors expressly disclaim beneficial ownership of the shares held by CD&R, LLC.

The address for the Investors, CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands, British West Indies. The address for CD&R, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

(3)	This information is based solely on the most recent filings made by such beneficial owners with the SEC on Schedule 13G or 13G/A (adjusted to reflect the 1:5 reverse stock split that occurred on March 5, 2010).

(4)	The number of shares of Common Stock beneficially owned by each person includes options exercisable on the Ownership Date but excludes options not exercisable within 60 days after the Ownership Date. No currently unexercisable options would become exercisable within 60 days after the Ownership Date. The number of shares of Common Stock beneficially owned by each person also includes unvested shares of restricted stock. Each owner of shares of issued restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options
		Not
		Exercisable
		within 60
	Exercisable	days	Unvested
	(included in	(not included	Restricted Stock
	the table	in the table	(included in the
	above)	above)	table above)
Norman C. Chambers	182,584	490,187	218,227
Kathleen J. Affeldt	—	10,000	225
James G. Berges (5)	—	—	—
Gary L. Forbes	1,755	—	10,085
John J. Holland	—	5,000	2,725
Lawrence J. Kremer	—	2,500	3,975
George Martinez	1,373	—	10,085
Nathan K. Sleeper (5)	—	—	—
Jonathan L. Zrebiec (5)	—	—	—
Mark W. Dobbins	68,587	198,690	102,118
Charles W. Dickinson	40,451	114,214	85,591
Mark E. Johnson	87,563	262,691	121,039
Bradley D. Robeson	38,680	143,381	66,007

(5)	Does not include 280,748 shares of Preferred Stock held by investment funds associated with or designated by CD&R, LLC, or 15,900 shares of Common Stock issued to CD&R, LLC, as assignee of compensation payable to Messrs. Berges, Sleeper and Zrebiec. Messrs. Berges, Sleeper and Zrebiec are members of our Board of Directors and executives of CD&R, LLC. Messrs. Berges, Sleeper and Zrebiec disclaim beneficial ownership of the shares held by CD&R, LLC and by investment funds associated with or designated by CD&R, LLC.

(6)	The number of shares of Common Stock beneficially owned by each director and executive officer as a group includes beneficial ownership of the additional officers listed in the table below. As with the officers and directors listed individually, the number of shares of Common Stock beneficially owned by each person includes options exercisable on the Ownership Date or within 60 days after the Ownership Date and excludes options not exercisable within 60 days after the Ownership Date. The number of shares of Common Stock beneficially owned by each person also includes unvested shares of restricted stock. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options		Unvested Restricted
	Exercisable	Not Exercisable	Stock
Richard Allen	—	—	34,606
Eric J. Brown	14,515	38,072	61,555
Mark T. Golladay	—	4,167	19,810
John L. Kuzdal	27,080	109,117	62,199
Todd R. Moore	28,742	79,950	76,783
CHANGE OF CONTROL
          On October 20, 2009, we completed a financial restructuring that resulted in a change of control of NCI. Pursuant to the Investment Agreement, dated as of August 14, 2009 (as amended, the “Investment Agreement”), between us and Clayton, Dubilier & Rice Fund VIII, L.P., we issued and sold to the Investors, for an aggregate purchase price of $250 million, an aggregate of 250,000 shares of Preferred Stock, convertible into 39,221,839 shares of Common Stock (adjusted to reflect the 1:5 reverse stock split that occurred on March 5, 2010) based on the initial conversion price (or approximately 68.4% of our voting power) (such purchase and sale, the “Equity Investment”). The purchase price for the Preferred Shares was funded with capital contributions of the partners of each of the Investors.
          The terms of the Preferred Stock held by the Investors entitle the holders thereof to vote on an as-converted basis (without taking into account any limitations on convertibility that may then be applicable) with the holders of Common Stock. As the holder of a majority voting position, the Investors will be able to significantly influence or control matters submitted to stockholders for vote. In addition, certain actions by NCI, including, upon the occurrence of certain specified defaults, the adoption of an annual budget, the hiring and firing, or the changing of the compensation, of executive officers and the commitment, resolution or agreement to effect any business combination, among others, require the prior affirmative vote or written consent of the holders representing at least a majority of the then-outstanding Preferred Shares.
          Pursuant to the Investment Agreement, we are subject to covenants with regards to our use of the proceeds of the Equity Investment and the payment of certain taxes pursuant to the Equity Investment. We are also subject to certain post-closing indemnity obligations.
          Pursuant to the Investment Agreement and the Stockholders Agreement, for so long as we qualify as a “controlled company” within the meaning set forth in the Listed Company Manual of the New York Stock Exchange (“NYSE”) or any similar provision in the rules of a stock exchange on which our securities are quoted or listed for trading, we have agreed to use our reasonable best efforts to take advantage of the exemptions afforded such controlled companies. Accordingly, we have elected to qualify for the exemptions to the requirements of sections 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual. As long as we qualify for those exemptions, we will not be subject to the requirements that NYSE listed companies have (1) a majority of independent directors, (2) a nominating/corporate governance committee and a compensation committee, in each case, composed entirely of independent directors, and (3) charters for the nominating/corporate governance committee and the compensation committee, in each case, addressing certain specified matters.
Other Agreements with the Investors
          In connection and concurrently with the closing of the Equity Investment, we entered into the following agreements:
•	A Stockholders Agreement, entered into concurrently with the closing of the Equity Investment between us and the Investors, setting forth certain terms and conditions regarding the Equity Investment and the Investors’ ownership of the Preferred Shares and providing that, subject to certain ownership and other requirements and conditions, the Investors have the right to appoint a number of directors to our Board of Directors and to all committees (other than the Affiliate Transactions Committee, whose composition is further described in “Board of Directors — Affiliate Transactions Committee” below) that is proportionate to their percentage voting interest in NCI at the relevant time. For so long as the Investors hold a voting interest of 20% or more, they have the right to designate the “Lead Director” or Chairman of the Executive Committee of our Board of Directors.

•	A Registration Rights Agreement, dated as of October 20, 2009 (the “Registration Rights Agreement”), between us and the Investors, pursuant to which we granted to the Investors, together with any other stockholder of NCI that may become a party to the Registration Rights Agreement in accordance with its terms, certain customary registration rights with respect to the shares of Common Stock issuable upon conversion of the Preferred Shares.

•	An Indemnification Agreement, dated as of October 20, 2009 (the “Indemnification Agreement”), between us, NCI Group, Inc. and Robertson-Ceco II Corporation, both wholly owned subsidiaries of NCI, the Investors and CD&R, Inc., pursuant to which we, NCI Group, Inc. and Robertson-Ceco II Corporation agreed to indemnify Clayton, Dubilier & Rice, Inc. (“CD&R, Inc.”), which indirectly controls CD&R, LLC, the Investors and their general partners, the special limited partner of Clayton, Dubilier & Rice Fund VIII, L.P. and any other investment vehicle that is a stockholder of NCI and is managed by CD&R, Inc. or any of its affiliates, their respective affiliates and successors and assigns and the respective directors, officers, partners, members, employees, agents, representatives and controlling persons of each of them, or of their respective partners, members and controlling persons, against certain liabilities arising out of the Transactions and certain other liabilities and claims.

•	A Lock-Up and Voting Agreement, dated as of August 31, 2009 (as amended, the “Lock-Up and Voting Agreement”), with the holders of the Notes that were signatories thereto (the “Lock-Up Holders”), pursuant to which, among other things, our Board of Directors agreed to appoint one individual designated by certain Lock-Up Holders to our Board of Directors. Those Lock-Up Holders designated John J. Holland as a director and our Board of Directors appointed him as a director effective as of November 10, 2009.
QUORUM AND VOTING
          The presence in person or by proxy of the holders of a majority of the voting power of the stock entitled to vote at an Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote. Each share of Preferred Stock will be entitled to vote on an as-converted basis with the holders of the Common Stock on all matters submitted to the Annual Meeting, voting as a single class.
          Those nominees receiving a plurality of all of the votes cast on Proposal 1 at the Annual Meeting shall be elected to our Board of Directors. All routine matters will be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the matter, a quorum being present. Certain matters to be voted upon have specific voting requirements as follows.
          The total number of votes cast on Proposal 2, for approval of our compensation philosophy, policies and procedures described in the CD&A, and the compensation of our Named Executive Officers, must represent at least the majority of the outstanding voting power of NCI entitled to vote on the proposal, voting together as a single class, on the record date for determining stockholders entitled to vote at the Annual Meeting.
          The total number of votes cast on Proposal 3, regarding the frequency of required stockholder approval of the Company’s compensation philosophy, policies and procedures described in the CD&A, and the compensation of our Named Executive Officers, must represent at least the majority of the outstanding voting power of NCI entitled to vote on the proposal, voting together as a single class, on the record date for determining stockholders entitled to vote at the Annual Meeting.
          The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.8% of our outstanding voting power, have agreed to vote in favor of Proposal 2 and in favor of the three-year term option of Proposal 3.
          The total number of votes cast on Proposal 4, for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending October 30, 2011, must represent at least the majority of the votes cast in person or by proxy at the Annual Meeting.
          Abstentions are counted for the purpose of determining the presence of a quorum and have the same effect as a negative vote on Proposals 2 and 3. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. The NYSE’s Rule 452 precludes brokers from voting on non-discretionary proposals without specific instructions from the beneficial owner. With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of directors and the advisory votes on executive compensation.
          If you are a beneficial owner, your bank, broker, dealer, custodian or other nominee is permitted to vote your shares only with regard to Proposal 4 to ratify the appointment of the independent registered public accounting firm, even if the holder does not receive voting instructions from you. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum.
PROPOSAL 1: ELECTION OF DIRECTORS
          Our Restated Certificate of Incorporation and Third Amended and Restated By-Laws provide that the number of directors on our Board shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our Board of Directors. The number of members constituting our Board of Directors is currently fixed at ten.
          In accordance with our certificate of incorporation and by-laws, our Board of Directors is divided into three classes, as nearly equal in number as reasonably possible, and members are elected for a term of office expiring at the third succeeding annual stockholders’ meeting following their election to office or until a successor is duly elected and qualified. In addition, there is one vacancy on our Board of Directors which can be filled at any time by the Investors. Except as otherwise provided by the Stockholders Agreement, under our by-laws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority of the votes that can be cast by directors then in office, though less than a quorum, and directors so chosen hold office until the Annual Meeting of stockholders at which the term of office of the class to which the director has been elected expires. The terms of office of each of the Class III directors expire at this Annual Meeting and the terms of office of each of the Class I and Class II directors expire at the Annual Meeting in 2012 and 2013, respectively.
          Three Class III directors are to be elected at the Annual Meeting for a term expiring at the Annual Meeting to be held in 2014, or until their respective successors are duly elected and qualified. If, at the time of or prior to our Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by our Board of Directors. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board of Directors, or our Board of Directors may reduce its size. No proxy will be voted for a greater number of persons than the number of nominees named herein.
          Our Board of Directors believes that each of our directors is highly qualified to serve as a member of our Board of Directors. Each of the directors has contributed to the mix of skills, core competencies and qualifications of our Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with some of the most reputable organizations in the world. Our Board of Directors has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. Many of our directors also have served as directors of our company for many years and benefit from an intimate knowledge of our operations and corporate philosophy. Our Board of Directors believes that through their varying backgrounds, our directors bring a wealth of experiences and new ideas to our Board.
          Described in the following pages are the principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board of Directors to conclude that they should serve on the Board. There are no family relationships among any of our directors or executive officers.
Nominees For Election As Director
Class III Nominees For Election As Directors Who Serve Until The Annual Meeting To Be Held In 2014:
          Norman C. Chambers
          Norman C. Chambers, age 61, has served as our Chairman of the Board since January 2008 and as our President and Chief Executive Officer since January 2007. He served as our President and Chief Operating Officer from April 2004 to January 2007 and has served as one of our directors since May 2003. Mr. Chambers serves on the Executive Committee and Preferred Dividend Payment Committee of our Board of Directors. Mr. Chambers was a director and President of Comfort Systems USA, Inc., a provider of heating, ventilation and air conditioning services, from November 2002 until April 2004 and also served as Chief Operating Officer from February 2003 until April 2004. From November 2001 to October 2002, Mr. Chambers was Chief Operating Officer of Capstone Turbine Corporation, a distributive generation technology company. From April 2000 to September 2001, Mr. Chambers served as President and Chief Executive Officer of Petrocosm Corporation, a privately held e-commerce business serving the energy industry. From June 1985 to April 2000, Mr. Chambers served in various executive positions with Halliburton Company, a provider of energy services and related engineering and construction services, and its subsidiaries. Mr. Chambers has over twenty-five years of experience in the engineering and construction industry. Mr. Chambers serves on the Board of Trustees of Springfield College. Mr. Chambers earned a B.A. from Springfield College and a M.B.A. from Boston College.
          Director Qualifications: Mr. Chambers’ extensive financial and executive management experience provides him with the necessary skills to be Chairman of our Board of Directors. As a result of his experience, he has dealt with many of the major issues we deal with today, such as financial, strategic planning, compensation, management development, acquisitions, capital allocation, government and stockholder relations. He has developed in-depth knowledge of the engineering and construction industry generally and, as our Chief Executive Officer for the last three years, our company in particular.
          Kathleen J. Affeldt
          Ms. Affeldt, age 62, has served as a director since November 2009. Ms. Affeldt is the Chairperson of the Compensation Committee and also serves on the Preferred Dividend Payment Committee of our Board of Directors. Ms. Affeldt retired from Lexmark International, a developer, manufacturer and supplier of printing and imaging solutions for offices and homes, in February 2003, where she had been Vice President of Human Resources since July 1996. She joined Lexmark when it became an independent company in 1991 as the Director of Human Resources. Ms. Affeldt began her career at IBM in 1969, specializing in sales of supply chain systems. She later held a number of human resources management positions. Ms. Affeldt has served as a Director of SIRVA, Inc. and as chair of that board’s Compensation Committee. She currently serves as a Director of BTE, Inc. and as a Director of Sally Beauty Holdings where she serves as the Chair of that board’s Compensation Committee. Ms. Affeldt attended the State University of New York and Hunter College in New York City, majoring in Business Administration.
          Director Qualifications: Ms. Affeldt’s experience in large, multinational companies in general, as well as in the human resources field in particular, provides our Board of Directors with insight into the attraction, motivation, and retention of personnel. Additionally, her service on the boards of other public companies brings to our Board of Directors valuable insight into the strategic, financial, and personnel challenges faced by companies similar to NCI.
          Nathan K. Sleeper
          Mr. Sleeper, age 37, has served as a director since October 2009. Mr. Sleeper serves on the Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee of our Board of Directors. Mr. Sleeper is a partner of CD&R, LLC, having joined CD&R, Inc. in 2000. Prior to joining CD&R, Inc., he was employed by Goldman, Sachs & Co. in the Investment Banking Area. He has also been employed by Tiger Management. Mr. Sleeper has served as a Director of Hertz Global Holdings, Inc. from August to September 2005, as a Director of Hertz Global Holdings, Inc. and The Hertz Corporation since December 2005, as a Director of Culligan Ltd. since October 2004, as a Director of U.S. Foodservice, Inc. since July 2007, as a Director of HD Supply, Inc. since April 2010, and as a Director Atkore International Group, Inc. since December 2010. Mr. Sleeper holds a B.A. from Williams College and an M.B.A. from Harvard Business School.
          Director Qualifications: Mr. Sleeper’s broad experience in the financial and investment communities brings to our Board of Directors important insight into business strategy, improving our financial performance.
Vote Required
          The affirmative vote of a plurality of all of the votes cast at the Annual Meeting is required for approval of Proposal 1. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
          The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.8% of the outstanding voting power of NCI, have expressed their intention to vote “For” Proposal 1.

Recommendation of our Board of Directors
          OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III NOMINEES LISTED ABOVE.
Directors Remaining In Office
Class I Directors Who Serve Until The Annual Meeting To Be Held In 2012:
          James G. Berges
          Mr. Berges, age 63, has served as a director since October 2009. Mr. Berges is the Chairman of the Executive Committee and Nominating and Corporate Governance Committee of our Board of Directors. Mr. Berges is a partner of CD&R, LLC, having become a partner of CD&R, Inc. in 2006. Prior to that, he was President of Emerson Electric Co. from 1999 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is also Chairman of the Board of HD Supply, Inc. and Sally Beauty Holdings, and a Director of PPG Industries, Inc. and Atkore International Group, Inc. From November 2009 to August 2010, Mr. Berges was a director of Diversey, Inc. Mr. Berges holds a B.S. in electrical engineering from the University of Notre Dame.
          Director Qualifications: Mr. Berges’ leadership role at a global manufacturer provides our Board of Directors valuable insight into the numerous operational, financial, and strategic issues we face. Further, Mr. Berges’ service on the boards of other public companies provides our Board of Directors with the challenges currently faced by companies in a variety of markets.
          Lawrence J. Kremer
          Mr. Kremer, age 69, has served as a director since October 2009. Mr. Kremer serves on the Affiliate Transactions Committee and the Preferred Dividend Payment Committee of our Board of Directors. Mr. Kremer retired in 2007 from Emerson Electric Co. Prior to that, Mr. Kremer was employed by Whirlpool Corporation, a worldwide producer of appliances, as Senior Vice President of International Operations and Global Materials. Mr. Kremer currently serves as Director of Fifth Third Bank Southern Region and George Koch Sons LLC, a privately held company producing a wide variety of components for the automotive and mining industries, and St. Mary’s Hospital System, a Midwest Regional Hospital. Mr. Kremer serves as the Vice Chairman of the Board of Trustees of the University of Evansville. Mr. Kremer holds a B.S. and M.B.A from the University of Evansville.
          Director Qualifications: Mr. Kremer’s leadership roles in global manufacturing brings to our Board of Directors understanding of the global business environment and valuable insight into the operations of large, complex manufacturing operations.
          John J. Holland
          Mr. Holland, age 60, has served as a director since November 2009. Mr. Holland serves on the Affiliate Transactions Committee, Audit Committee, Compensation Committee, and Preferred Dividend Payment Committee of our Board of Directors. Mr. Holland has been the President of Greentree Advisors, LLC since 2004. Mr. Holland was the President, Chief Operating Officer and Chief Financial Officer of MMFX Technologies Corporation from 2008 until 2009. Prior to that, Mr. Holland was the Executive Vice President and Chief Financial Officer of Alternative Energy Sources, Inc., an Ethanol producer, from August 2006 until June 2008. Mr. Holland previously was employed by Butler Manufacturing Company, a producer of pre-engineered building systems, supplier of architectural aluminum systems and components and provider of construction and real estate services for the nonresidential construction market, from 1980 until his retirement in 2004. Prior to his retirement from Butler, Mr. Holland served as Chairman of the Board from 2001 to 2004, as Chief Executive Officer from 1999 to 2004, and as President from 1999 to 2001. Mr. Holland is a Director of Cooper Tire & Rubber Co. and of Saia, Inc. (formerly SCS Transportation, Inc.).

Mr. Holland holds B.S. and M.B.A. degrees from the University of Kansas and is a certified public accountant.
          Director Qualifications: Mr. Holland’s extensive career in the metal building industry provides the Board with perspective on the particular strategic, manufacturing, sales and marketing, and personnel issues faced by companies in the industry in which we compete.
Class II Directors Who Serve Until The Annual Meeting To Be Held In 2013:
          Gary L. Forbes
          Mr. Forbes, age 66, has served as a director since December 1991. Mr. Forbes serves on the Executive Committee, Affiliate Transactions Committee, Nominating and Corporate Governance Committee, and Preferred Dividend Payment Committee and is the Chairman of the Audit Committee of our Board of Directors. In addition, Mr. Forbes is our designated audit committee financial expert. Mr. Forbes was a Senior Vice President of Equus Total Return, Inc., an investment company, from November 1991 until his retirement in March 2010. Mr. Forbes is a director of Consolidated Graphics, Inc., a commercial printing company. Mr. Forbes earned a B.B.A. in Accounting from the University of Texas at Austin and is a certified public accountant.
          Director Qualifications: Mr. Forbes’s background has provided our Board of Directors with valuable financial and accounting expertise as our financial expert on the Audit Committee of our Board of Directors. Additionally, having served as a member of our Board of Directors since 1991, Mr. Forbes has a deep historical understanding of our business, operations, and culture.
          George Martinez
          Mr. Martinez, age 69, has served as a director since March 2003. He serves on the Audit Committee and is the Chairman of the Preferred Dividend Payment Committee of our Board of Directors. Mr. Martinez is Chief Executive Officer of Allegiance Bank Texas, a Houston commercial bank that opened for business in October 2007. He has been active as a bank executive in Houston for over 30 years and is the former Chairman of Sterling Bancshares, Inc., a publicly-traded bank holding company, having served as Chairman of the Board from 2001 to 2004. Mr. Martinez has served as President of Chrysalis Partners, LLC, a performance consulting firm, since 1999 and currently serves as Senior Partner of the firm. He serves his community on the board of directors and as Chairman of the Center for Houston’s Future and on the board of CHRISTUS Foundation for Healthcare. Mr. Martinez has a B.A. in Business Administration and Economics from Rice University.
          Director Qualifications: Mr. Martinez’s background provides to the Board valuable financial, accounting, and operational expertise through his experience in performance consulting and as an executive in the banking industry. Additionally, having served as a member of our Board of Directors since 2003, Mr. Martinez has a high degree of familiarity with our business, operations, and culture.
          Jonathan L. Zrebiec
          Mr. Zrebiec, age 30, has served as a director since November 2009. Mr. Zrebiec is a financial principal of CD&R, LLC, the successor to the investment management business of CD&R, Inc., which he joined in 2004. Prior to joining CD&R, Inc., he was employed by Goldman, Sachs & Co. in the Investment Banking Area. He currently serves as a director of Atkore International Group, Inc. Mr. Zrebiec holds a B.S. in Economics from the University of Pennsylvania and holds an M.B.A. from Columbia University.
          Director Qualifications: Mr. Zrebiec experience in the financial and investing community provides our Board with insight into business strategy, improving financial performance, and the economic environment in which we operate.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Introduction
          Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Report of the Compensation Committee” and the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and stockholder interests and concerns.
          As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A section of this Proxy Statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this Proxy Statement.
          We believe that the stockholders, by voting for directors individually as described in Proposal No. 1, have had a clear ability to express their approval or disapproval of the performance of our directors and, specifically the directors serving on the Compensation Committee; however, Congress has recently enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), which requires, among other things, a non-binding advisory “Say on Pay” vote and gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. We welcome the opportunity to give our stockholders an opportunity to provide us with such a vote on executive compensation at our 2011 Annual Meeting.
          As an advisory vote, Proposal 2 is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, or require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Text of the Resolution to be Adopted
          We are asking stockholders to vote “For” the following resolution:
          RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the Named Executive Officers as disclosed in the Proxy Statement for NCI Building Systems, Inc.’s 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the CD&A, the 2010 Summary Compensation Table and the other related tables and disclosures.
Vote Required
          The affirmative vote of stockholders holding at least a majority of the shares of all of our voting securities entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the 2011 Annual Meeting is required for approval of Proposal 2. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
          The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.8% of the outstanding voting power of NCI, have expressed their intention to vote “For” Proposal 2.
Recommendation of our Board of Directors
          OUR BOARD OF DIRECTORS RECOMMENDS, IN PROPOSAL 2, AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.
PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Introduction
          In addition to the advisory “Say on Pay” vote, the Act also requires a related non-binding advisory vote that enables our stockholders to indicate how frequently we should seek an advisory “Say on Pay” vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 included in this Proxy Statement. By voting on this Proposal 3, stockholders may indicate whether the advisory “Say on Pay” vote should occur every three years, every two years or every year. After careful consideration of this Proposal 3, our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years (a triennial vote) is the most appropriate alternative for our company, and therefore our Board of Directors recommends that you support a frequency period of every three years for the advisory vote on executive compensation.
          Setting a three-year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for our company to obtain information on investor sentiment about our executive compensation philosophy. An advisory vote once every three years will be the most effective timeframe for us to respond to stockholders’ feedback by providing us with sufficient time to engage with stockholders to understand and respond to the vote results. We also believe a triennial vote will align more closely with the multi-year performance measurement cycle we use to reward long-term performance. Our executive compensation programs are based on our long-term business strategy, which is more appropriately assessed over a three-year timeframe.
          The vote with regard to Proposal 3 will determine the schedule on which future “Say on Pay” proposals like Proposal 2 are presented to stockholders.
Text of the Resolution to be Adopted
          You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.
          “RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will determine the frequency with which NCI Building

Systems, Inc. will hold a stockholder “Say on Pay” vote to approve the compensation of the Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the 2010 Summary Compensation Table, and the other related tables and disclosures).”
Vote Required
          The period receiving the greatest number of votes as set forth in Proposal 3 will determine the period of time to be used for future “Say on Pay” votes. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
          The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.8% of the outstanding voting power of NCI, have expressed their intention to vote for a frequency of “Three Years” in Proposal 3.
Recommendation of our Board of Directors
          OUR BOARD OF DIRECTORS RECOMMENDS THAT, IN PROPOSAL 3, STOCKHOLDERS VOTE FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE NON-BINDING “SAY ON PAY” STOCKHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
PROPOSAL 4: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
          The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending October 30, 2011, subject to ratification by our stockholders. Ernst & Young LLP has served as our independent registered public accounting firm since our initial public offering in April 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.
Vote Required
          If a majority of the votes cast in person or by proxy at the 2011 Annual Meeting are voted in favor of this proposal, the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending October 30, 2011 will be ratified. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and NCI. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will reconsider the appointment.
Recommendation of our Board of Directors
          OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING OCTOBER 30, 2011.

MANAGEMENT
          Our current executive officers are as follows:

Name	Position
Norman C. Chambers	Chairman of the Board, President and Chief Executive Officer
Mark E. Johnson	Executive Vice President, Chief Financial Officer and Treasurer
Mark W. Dobbins	Executive Vice President and Chief Operating Officer
Charles W. Dickinson	President of Metal Components Division
Bradley D. Robeson	President of NCI Buildings and Robertson-Ceco Divisions
John L. Kuzdal	President of Metal Coil Coating Division
Todd R. Moore	Executive Vice President, General Counsel and Corporate Secretary
Eric J. Brown	Executive Vice President and Chief Information Officer
Mark T. Golladay	Vice President, Corporate Development
Richard Allen	Vice President, Finance and Chief Accounting Officer
Information concerning the business experience of Mr. Norman C. Chambers is provided under the section titled “Election of Directors.”
Mark E. Johnson, age 44, has served as our Chief Financial Officer and Treasurer since March 2008. He had served as our Chief Accounting Officer from August 2006 to November 2010, as our Executive Vice President and Controller since December 2007 and as our Vice President and Controller since February 2006. Before joining NCI in February 2006, Mr. Johnson was employed by Vector ESP, Inc., a company providing information technology services, where he served as a Corporate Controller from 2000 to 2003 and Chief Financial Officer and Senior Vice President from 2002 to August 2005, when the company was acquired. From 1989 to 2000, Mr. Johnson was employed by Ernst & Young LLP. Mr. Johnson has been a CPA since 1991 and earned his B.B.A. in Accounting from the University of Texas at Austin.
Mark W. Dobbins, age 52, has served as Executive Vice President and Chief Operating Officer since March 31, 2008. Mr. Dobbins served as President of the Engineered Building Systems Division from September 2006 until March 2008 and as Vice President, Operations of the Metal Components Division from October 2000 until September 2006. Mr. Dobbins served as President of the American Building Components Division from January 2000 until October 2000. During 1999, he served as the Senior General Manager of Manufacturing of the Metal Components Division. Before joining NCI in 1998, Mr. Dobbins was employed by MBCI for over 10 years. Mr. Dobbins has over 20 years of experience in the metal building industry. Mr. Dobbins has a B.S. from Angelo State University and has completed the Advanced Management Program at Harvard Business School and the Operations Management Program at Kellogg School of Management.
Charles W. Dickinson, age 59, has served as President of the Metal Components Division since December 2006. Mr. Dickinson served as Executive Vice President, Sales of the Metal Components Division and President of the ABC Division from October 2000 until December 2006. Mr. Dickinson served as Vice President, Sales of the Metal Components Division from May 1998 until October 2000. Before joining NCI in 1998, Mr. Dickinson served as Vice President of Sales of MBCI for over ten years. Mr. Dickinson has over 27 years of experience in the metal building and components industry. Mr. Dickinson attended Louisiana State University and William Carey College where he majored in Business Administration.

Bradley D. Robeson, age 48, has served as President of the NCI Buildings Division since March 2008 and as President of the Robertson-Ceco Division since November 2009. Mr. Robeson served as President of NCI’s Metal Coil Coating Division from February 2006 until March 2008 and as the Vice President of Operations of the Metal Coaters Division from October 2005 until February 2006. From February 2001 until October 2005, Mr. Robeson served as Vice President and General Manager of Metal Prep, a Metal Coaters Division entity. From March 1996 until February 2001, Mr. Robeson served as Plant Manager for the NCILP Buildings Division. Prior to March 1996, Mr. Robeson served in various managerial positions with component companies ultimately acquired by NCI. Mr. Robeson has over 19 years industry experience. Mr. Robeson attended Linfield College where he majored in Business Administration and completed the Advanced Management Program at the Harvard Business School.
John L. Kuzdal, age 45, has served as President of the Metal Coil Coating Division since March 2008. He previously served as Vice President of Operations for NCI’s Metal Coil Coating Division from December 2006 until March 2008. From June 2002 to December 2006, he served as Vice President and General Manager of Metal Coaters of California Division. Mr. Kuzdal has been with the Metal Coaters Division since 1998 and has worked in the metal coil industry since 1986. Mr. Kuzdal earned his B.S. in Metallurgical Engineering from the University of Michigan.
Todd R. Moore, age 51, has served as our Executive Vice President and General Counsel since December 2007 and as our Vice President and General Counsel since March 2003. Mr. Moore has served as a Vice President and General Counsel of all NCI divisions since January 1999 and as our Corporate Secretary since March 2005. Before joining NCI in January 1999, Mr. Moore was employed by Gardere Wynne Sewell LLP, a Dallas law firm, for over nine years, during the last two years of which he was a partner. Mr. Moore has a B.A. in Political Science from Southern Methodist University and a J.D. from the University of Tulsa College of Law. He is licensed to practice law in the State of Texas.
Eric J. Brown, age 53, has served as our Executive Vice President and Chief Information Officer since December 2007 and Vice President and Chief Information Officer since June 2004. Before joining NCI, Mr. Brown was Chief Information Officer of the Punahou School in Honolulu, Hawaii from 2002 until he joined NCI. From 2000 to 2002, Mr. Brown was Chief Information Officer of Petrocosm Corporation. From 1992 to 2000, Mr. Brown was a Director at KPMG Consulting LLC. Mr. Brown has a B.B.A. from the University of Hawaii.
Mark T. Golladay, age 48, has served as our Vice President of Corporate Development since December 2007 and as our Vice President of Corporate Purchasing since March 2006. Before joining NCI, Mr. Golladay was employed by Butler Manufacturing Company, a company that produces metal building systems and architectural products for the non-residential construction market, where he served as Finance Director for Butler Europe from 1999 to 2002, Director of Business Development from 2002 to 2003, Finance Director for Butler De Mexico from 2003 to 2004, and Managing Director for Butler De Mexico from 2004 to 2006. Mr. Golladay has a B.S. in Accounting and Business Administration from the University of Kansas.
Richard Allen, age 35, has served as our Vice President, Finance and Chief Accounting Officer since November 2010. Mr. Allen previously served as our Vice President, Finance and Corporate Controller since January 2008 and, before that, as our Director of Corporate Accounting Services since April 2007. Before joining NCI, Mr. Allen was employed by Deloitte & Touche LLP, where he served as an Audit Senior Manager from 2004 to 2007 and Audit Manager from 2002 to 2004. Mr. Allen has a B.A. in Accounting from Stephen F. Austin State University and a M.B.A. from the University of Houston.

COMPENSATION DISCUSSION & ANALYSIS
Introduction
          This Compensation Discussion & Analysis (“CD&A”) provides information regarding NCI’s compensation programs for our Chief Executive Officer (“CEO”), our Chief Financial Officer and our three other most highly compensated executive officers for Fiscal 2010 and certain compensation actions taken in Fiscal 2011. The CD&A is also intended to place in perspective the information contained in the executive compensation tables that follow this discussion.
          Throughout this discussion, the following individuals are referred to collectively as the “Named Executive Officers” and are included in the Summary Compensation Table that follows this discussion:
•	Norman C. Chambers, Chairman of the Board, President and Chief Executive Officer;

•	Mark E. Johnson, Executive Vice President, Chief Financial Officer and Treasurer;

•	Mark W. Dobbins, Executive Vice President and Chief Operating Officer;

•	Charles W. Dickinson, President of Metal Components Division; and

•	Bradley D. Robeson, President of NCI Buildings Division and Robertson-Ceco Division.
          At the end of our fiscal year ended November 1, 2009 (“Fiscal 2009”), the Compensation Committee examined NCI’s compensation programs and employment agreements in light of the declining financial condition of NCI, the consummation of the Equity Investment and NCI’s continuing restructuring efforts and made a number of changes to the compensatory arrangements with our Named Executive Officers. With the exception of the new employment agreements for Messrs. Dobbins and Dickinson, all of these changes became effective as of the consummation of the Equity Investment on October 20, 2009. Many of these changes were required to be made pursuant to the Investment Agreement. The Compensation Committee evaluated these changes and determined that they were necessary to (1) facilitate the restructuring efforts of NCI, and (2) in the case of Mr. Chambers, NCI’s CEO, encourage Mr. Chambers to remain with NCI past his normal retirement age. The principal changes required by the Investment Agreement impacted the terms of the employment agreements with our Named Executive Officers and our Deferred Compensation Plan (the “DCP”). The specific changes made were described in the “Compensation Discussion & Analysis—Introduction” section of our Proxy Statement for Fiscal 2009 and the terms of these arrangements, as in effect during Fiscal 2010, are described in greater detail below. Independent of the changes required by the Investment Agreement, in an effort to adapt our compensation structure to a challenging economic environment and to retain and motivate management, the Compensation Committee approved new employment agreements with Messrs. Dobbins and Dickinson, effective March 13, 2009, and added an employer stock fund as an investment option under the DCP.
          As discussed in greater detail below, we made limited adjustments to the compensation provided to certain of our Named Executive Officers in Fiscal 2010. The relatively limited actions taken with respect to Fiscal 2010 compensation of our Named Executive Officers were consistent with our compensation objectives and philosophy and reflect the difficult economic conditions we faced during the year and continue to face. We intend to continuously monitor and evaluate our compensation practices to ensure that they remain aligned with our compensation objectives.
Objectives of NCI’s Compensation Program
          Our Compensation Committee has established objectives for our executive compensation programs. NCI believes that the quality, skill and dedication of its executive officers are critical factors affecting the long-term success of NCI. Our key compensation goals are to attract, retain and motivate exceptional executives, to reward past performance measured against established goals, to provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders.
          In designing our compensation programs, we use a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to NCI’s long-range, strategic business goals. The Compensation Committee believes NCI’s decreased stock price is a challenge to retention that both long- and short-term incentives can address. Long-term incentives balance the emphasis on long-term versus short-term business objectives and reinforce that one should not be achieved at the expense of the other. We believe that long-term incentive compensation helps to further NCI’s compensation objectives, including the retention of high-performing, experienced executives whose interests are strongly aligned with the interests of stockholders. Further, a four-year vesting period for grants of restricted stock and stock options helps to ensure that the value received by executives depends on the strong performance of NCI over time. We plan to balance short- and long-term compensation through salary and performance bonuses, and the grant of restricted stock and stock options, respectively. Our goal is to increase the proportion of long-term compensation as an executive’s responsibility within our company increases.
Determination and Administration of Compensation Programs and Amounts
          Decisions regarding executive compensation are based primarily on the assessment by the Compensation Committee of each Named Executive Officer’s leadership and operational performance and potential to enhance long-term value to NCI’s stockholders. In Fiscal 2010, as in Fiscal 2009, the Compensation Committee determined not to use the services of any compensation consultants. The Compensation Committee instead relied on its judgment, prior experience, and the judgment of our CEO, Mr. Chambers, about each individual Named Executive Officer in determining the amount and combination of compensation elements and whether each payment or award appropriately encourages and rewards performance. Key factors considered by the Compensation Committee in this regard include:
•	actual performance compared to the financial, operational and strategic goals established for NCI and the Named Executive Officer’s reporting unit at the beginning of the year;

•	the nature, scope and level of the Named Executive Officer’s responsibilities;

•	individual contribution to NCI’s financial results, particularly with respect to key measures such as cash flow, revenue, earnings and return on assets;

•	effectiveness in leading our initiatives to enhance quality and value provided to customers; and

•	individual contribution to a culture of honesty, integrity and compliance with our Code of Business Conduct and Ethics and applicable laws.
          The Compensation Committee also considered each Named Executive Officer’s current salary and prior-year bonus, the appropriate balance between incentives for long-term and short-term performance, and internal “pay equity”—in other words, the relative differences among the compensation of the executive officers.
Role of Management and Independent Advisors
          The Compensation Committee meets regularly in separate executive sessions without management personnel present and also requests periodically that our officers or employees attend meetings. During Fiscal 2010, Mr. Chambers and other senior executives attended certain Compensation Committee meetings at the committee’s request to advise the committee regarding our performance and to recommend proposed modifications to our compensation and benefits. The Compensation Committee also relied to a certain extent on Mr. Chambers’ evaluations of other Named Executive Officers whose day-to-day performance is not as visible to the committee as that of Mr. Chambers.

          During the fiscal year ended October 29, 2006, the Compensation Committee retained Pearl Meyer & Partners and Clark Consulting (collectively referred to as the “consultants”) to assist it in its review of our executive compensation program. The consultants conducted a compensation study at the Compensation Committee’s request, and also made recommendations with respect to changes in our compensation programs as well as individual compensation levels for executive officers. The results of this comprehensive study formed the basis of our current compensation policies and practices. See “Compensation Discussion & Analysis—Role of Management and Independent Advisors” in NCI’s Proxy Statement for the fiscal year ended November 2, 2008. While NCI has not engaged a compensation consultant since the 2006 study, we expect to engage one at periodic intervals in the future to re-evaluate NCI’s compensation practices and policies. The Compensation Committee’s charter provides it sole authority to retain advisors, including compensation consultants.
Elements of Executive Compensation
          The principal elements of compensation provided to our Named Executive Officers historically have consisted of a base salary supplemented with the opportunity to earn a bonus under NCI’s annual cash bonus program (the “Bonus Program”) and long-term incentive compensation in the form of stock options and restricted stock under NCI’s 2003 Long-Term Stock Incentive Plan (the “Incentive Plan”). We have also adopted retirement plans for our employees, including a Deferred Compensation Plan under which our Named Executive Officers can elect to defer a portion of their base salary and bonus. In addition, we provide limited perquisites that enhance our ability to be competitive in attracting and retaining talented executive officers and allow executive officers more time to focus on business objectives.
Base Salary
          The Compensation Committee annually reviews base salaries and makes adjustments in light of the Named Executive Officer’s responsibilities, experience and performance levels relative to other executives as well as the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. Because the rate of any increase in base salary levels helps to provide incentives for continuous improvement in individual performance, we view individual factors as more significant than overall company performance in a particular year when determining base salary levels. Base salary also provides the foundation for calculating other benefits such as annual cash bonus so the executive’s individual performance has a significant impact on both salary and the benefits derived from salary.
          For Fiscal 2010, the Compensation Committee determined that no Named Executive Officer should receive an adjustment in base salary, and elected to hold executives’ base compensation levels at the Fiscal 2009 level except for an adjustment to the base salary of Mr. Robeson. The base salary of Mr. Robeson was adjusted in Fiscal 2010 to account for his increased responsibilities when he became president of the Robertson-Ceco Division in addition to his presidency of the NCI Buildings Division. To date, the Compensation Committee has not made any increases in the base salaries of our Named Executive Officers for Fiscal 2011, but reserves the right to do so to reflect improved performance of our company, promotions or other extraordinary circumstances, including exceptional individual performance.
Annual Bonus
          Short-term annual cash incentive compensation is provided through our Bonus Program, under which annual cash bonuses are granted to executives to reward their contributions to our business during the year, and which helps to emphasize that contributions in any year have an impact on future years. Our Bonus Program is tied to the specific performance metrics of return on operating assets (“ROA”) and increase in earnings per share (“EPS Growth”) for NCI, which builds cooperation and allows all business units comparable visibility into the achievement of those goals, and which is further addressed in the matrix appended to our bonus plan. We believe that the Bonus Program allows us to provide base salaries to our management group near the median of comparable rates paid by other companies in exchange for generous bonuses when warranted by our performance. We also believe that EPS Growth as an additional bonus criterion for top management provides incentives to maximize stockholder value and growth, while ROA provides incentives to aggressively manage assets in relation to income and expenses. The calculations of ROA and EPS Growth generally exclude non-cash, non-recurring expenses. The Bonus Program provides that ROA is calculated by dividing (a) earnings before interest and taxes (“EBIT”) plus deferred financing costs and other approved non-recurring expenses by (b) assets, excluding cash, deferred taxes, indefinite-lived intangible assets and goodwill. We believe that the Bonus Program’s calculation of ROA rewards employees and management for the underlying operational performance of NCI, without regard to accounting requirements over which most employees have no control.
          For Fiscal 2010, executive-level participants were eligible for annual cash bonuses equal to a percentage of their respective base salaries, contingent upon the achieved ROA and/or EPS Growth for the fiscal year. Mr. Chambers’ target annual bonus is equal to 100% of his base salary. For the other Named Executive Officers, the target annual bonus is equal to 75% of base salary. Under the Bonus Program, senior executives (including our Named Executive Officers other than our CEO) receive a bonus percentage of salary that is 1.5 times the percentage of salary for executives, while the CEO receives a bonus percentage of salary that is 2.0 times the percentage of salary for executives. This reflects our belief that, as an executive becomes more senior, an increasing percentage of his or her total compensation should be tied to NCI’s performance. Under the Bonus Program as in effect for Fiscal 2010, no bonuses would be paid unless either (i) ROA was at least 15% or (ii) EPS Growth was at least 10%. The percentage of base salary payable as a bonus increased proportionately with increases in the ROA and EPS Growth achieved. The applicable percentages potentially payable under the Bonus Program for Fiscal 2010 remained at Fiscal 2009 levels.
          There is no cap on the amount of an individual bonus that may be earned by our Named Executive Officers. However, total bonuses for all employees, including non-management employees, may not exceed 15% of NCI’s adjusted pre-tax profit, calculated in accordance with the Bonus Program, before accrual for bonuses and before stock compensation expense under the Incentive Plan. The Bonus Plan provides for a minimum bonus pool for non-management employees, to be paid if NCI’s adjusted pre-tax profit is equal to or greater than a specified amount.
          The following table illustrates the effects of varying levels of ROA and EPS Growth on the bonus amounts payable to our executives (including the Named Executive Officers) under our Bonus Program:

		Percentage of	Percentage of
		Salary for	Salary for Senior	Percentage of Salary
EPS Growth	ROA	Executives	Executives	for Mr. Chambers
0%	10%	0.0%	0.0%	0.0%
0%	15%	15.0%	22.5%	30.0%
5%	15%	20.0%	30.0%	40.0%
10%	0%	0.0%	0.0%	0.0%
10%	5%	0.0%	7.5%	10.0%
10%	15%	25.0%	37.5%	50.0%
20%	25%	55.0%	82.5%	110.0%
          For Fiscal 2010, NCI did not achieve ROA of 15%, or EPS Growth of 10%, thus we paid no bonuses. As a result, in order to continue to appropriately incentivize our Named Executive Officers as well as other participants under the Bonus Program, for Fiscal 2011 only, the Compensation Committee determined that certain modifications to the Bonus Program were desirable. With respect to Fiscal 2011 bonuses to the Named Executive Officers, the Compensation Committee has approved lowering the minimum ROA threshold from 15% to 5% and adjusting the EPS Growth metric to offset for any extraordinary percentage of EPS Growth. The purpose of these modifications is to ensure that none of the Named Executive Officers or other executive-level officers will be eligible to receive a cash bonus award unless other non-executive employees also receive a bonus by virtue of the lowered minimum ROA threshold. Other than these changes, the Fiscal 2011 Bonus Program will be identical to the Fiscal 2010

Bonus Program, and the Compensation Committee anticipates that it will return to the Fiscal 2010 bonus structure for fiscal years subsequent to Fiscal 2011. Further, the requirement that bonuses may not exceed 15% of NCI’s adjusted pre-tax profit, calculated in accordance with the Bonus Program, remains part of the program in Fiscal 2011.
Long-Term Incentive Compensation
          Our long-term incentive compensation is provided under the Incentive Plan, a stockholder-approved equity-based compensation plan that allows NCI to grant a variety of awards, including stock options, restricted stock, stock appreciation rights, performance share awards, phantom stock awards and performance-based and other cash awards. At our annual meeting held on February 19, 2010, NCI’s stockholders approved an amendment and restatement of the Incentive Plan that increased the number of shares of Common Stock available for awards under the Incentive Plan.
          We believe that equity awards must be sufficient in size to provide a strong, long-term performance and retention incentive for executives and to increase their vested interest in NCI. The value of the equity awards granted to Named Executive Officers is based on individual performance assessments of each of the Named Executive Officers as well as other members of executive management. We believe that annual grants at a competitive level, along with significant vesting requirements, are effective rewards for long-term commitment. In addition, annual grants of equity reinforce ownership levels and alignment with stockholder interests.
          Historically, our practice has been to make annual awards of restricted stock vesting over four years to Named Executive Officers and other senior management personnel. The total number of shares granted under this approach is substantially less than the number that would be required under an option program designed to deliver equivalent levels of compensation. However, the ability to grant stock options is within the discretion of the Compensation Committee.
          Each December, the Compensation Committee determines, based on the recommendations of the CEO for all executives other than himself, a target stock award value for each executive.
          On the grant date, the number of shares awarded under the Fiscal 2010 awards was equal to the dollar value approved in advance by the Compensation Committee divided by the closing price of our stock on the grant date. The restricted stock awards vest in four equal annual installments beginning on the first anniversary of the grant date.
          For Fiscal 2010, target restricted stock awards for each of Messrs. Chambers, Dobbins and Johnson were 50% fixed and 50% contingent, and for all other senior executives, restricted stock awards were 60% fixed and 40% contingent. The contingent portion of restricted stock awards may be adjusted to a maximum of 150% or decreased to zero, depending on the average growth rate in NCI’s earnings per share over the most recent three fiscal years. For Fiscal 2010, a minimum “floor” average earnings per share growth for the preceding three-year period of 5% was required to receive any of the contingent portion of the target award. If 5% growth were achieved, the executive would receive 15% of the contingent portion of the target award. The target payout of 100% of the contingent portion would be awarded if 35% earnings per share growth were achieved, and a maximum of 150% of the contingent portion of the target award would be made if 50% earnings per share growth were achieved, with incremental adjustments for intermediate results.
          In Fiscal 2010, in determining the target value of equity-based awards, we considered the 2006 compensation study, the number of shares available for distribution under the program, the decline in NCI’s stock price, and the overall dilutive effect of the equity-based grants. We also considered the market overhang and burn rate resulting from equity compensation levels as compared to peers. See “Compensation Discussion & Analysis—Role of Management and Independent Advisors” in NCI’s Proxy Statement for the fiscal year ended November 2, 2008. In determining whether to make equity-based awards in Fiscal 2010 to executives, we also considered other factors, including an executive’s total compensation and then current ownership stake in NCI, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of an award would encourage the executive to remain with NCI and the value of the executive’s service to NCI. Taking into account those factors, in December 2009 the Compensation Committee approved annual equity-based awards for Fiscal 2010 with a target value of $800,000 for Mr. Chambers and within a range from $175,000 to $200,000 for the other Named Executive Officers. The actual number of shares of restricted stock awarded to the Named Executive Officers pursuant to the Fiscal 2010 awards is set forth in the “Grants of Plan Based Awards Table” below and the related footnotes.
          In addition to the Fiscal 2010 annual restricted stock grants described above, the Compensation Committee also approved additional long-term equity incentive awards for the Named Executive Officers during Fiscal 2010. Because all outstanding equity-based compensation awards held by our Named Executive Officers vested in connection with the Equity Investment (other than certain shares of restricted stock held by Messrs. Chambers, Dobbins and Dickinson), our Named Executive Officers held no meaningful exposure to our Common Stock immediately following October 20, 2009. Further, while some of the Named Executive Officers continue to hold vested stock options, the exercise price of these options is significantly greater than the current share price, and, accordingly, the Compensation Committee does not believe these options provide a meaningful long-term incentive to the Named Executive Officers. Because the benefits of stock options are dependent on the appreciation of the price of our Common Stock, the Committee viewed a special one-time grant of non-qualified stock options as a vehicle for creating a strong financial incentive for meeting or exceeding our long-term financial goals and increasing shareholder return. For these reasons, in November 2009, the Compensation Committee determined that additional equity awards of both restricted stock and stock options were necessary to again align the executives’ interests with those of our stockholders, while at the same time providing an incentive for the executives’ commitment to NCI’s long-term strategic goals. Hence, on December 11, 2009, the Compensation Committee also approved the following equity grants to the Named Executive Officers:
•	the right to receive a special one-time restricted stock award of 152,285, 116,752, 101,523, 76,143 and 76,143 shares to Messrs. Chambers, Johnson, Dobbins, Dickinson and Robeson, respectively; and

•	the grant of a special one-time non-qualified stock option award to purchase 609,137, 350,254, 253,808, 152,285 and 152,285 shares, at an exercise price of $8.85, to Messrs. Chambers, Johnson, Dobbins, Dickinson and Robeson, respectively.
          Each of these awards will vest in four equal annual installments, commencing on the first anniversary of the date the awards were approved by the Compensation Committee. However, these awards include additional provisions prohibiting the grantees under such awards from selling, transferring, pledging, encumbering or otherwise disposing of such awards, to the extent determined appropriate by the Compensation Committee in consultation with the CEO. The specific terms of these awards are set forth in the individual award agreements evidencing the grants. In determining the value of the additional equity-based awards granted in Fiscal 2010, we considered the overall dilutive effect of the awards, the executives’ total compensation, the percentage of base salary the award represents, and the incentive it would provide for future performance, including whether the award would encourage the executive to remain with NCI.
          All of the equity awards granted during Fiscal 2010 were conditioned on obtaining stockholder approval of the amendment and restatement of the Incentive Plan increasing the number of shares of Common Stock available under the Incentive Plan. The number of shares and exercise prices included in the foregoing discussion have been adjusted to reflect the 1:5 reverse stock split that occurred on March 5, 2010.
          In December 2010, the Compensation Committee approved equity-based awards consisting of, at the awardee’s option, restricted stock grants and stock options for Fiscal 2011 with a value of $800,000 for Mr. Chambers and within a range from $175,000 to $300,000 for the other Named Executive Officers. For these awards, our Named Executive Officers are permitted to elect whether to receive all or a portion of their equity awards in restricted stock or stock options. The dollar value of the award was approved in advance by the Compensation Committee and the award is calculated to reflect whether the recipient elects to receive restricted stock, stock options, or a combination of both. In the event the awardee elects to receive all or a portion of the award in restricted stock, the number of shares received will be equal to the portion of the award value elected to be received in restricted stock divided by the closing price of our stock on the day before the grant date. If the awardee elects to receive all or a portion of the award value in stock options, the number of options received will be equal to two (2) times the portion of the award value elected to be received in options divided by the closing price of our stock on the day before the grant date. For Fiscal

2011, this share price is $12.00, the market close price on December 14, 2010. In either event, the awards shall vest in four (4) equal annual installments beginning on the first anniversary of the grant date. There is no variable component for equity awards in Fiscal 2011.
Retirement Benefits
          The Named Executive Officers are eligible to participate in our tax-qualified 401(k) plan. In addition, we believe that benefit programs that address the unique circumstances of executives in light of limitations imposed on benefits payable from qualified welfare, profit-sharing and retirement plans are critical in attracting and retaining quality executives. Therefore, we have adopted the DCP that allows our Named Executive Officers and other key employees to defer a portion of their annual salary and cash bonus, and allows our non-employee directors to defer a portion of their annual and meeting attendance fees, subject to certain specified maximum deferral amounts. The DCP also provides matching contributions in certain circumstances. For Fiscal 2010, we determined to make discretionary matching contributions provided that NCI achieved ROA of 25%, as calculated under the Bonus Program. If target ROA was achieved, we would match the percentage of an executive officer’s salary and bonus that he has voluntarily deferred under the DCP, up to a maximum of 12.5%. Because our ROA calculated under the Bonus Program was less than 25%, no discretionary contribution was made for Fiscal 2010. For Fiscal 2011, we are assessing under what circumstances to make discretionary contributions, whether based on ROA as calculated under the Bonus Program or an alternate measure of performance. Amounts deferred under the DCP are deemed invested in one or more phantom investment funds and additional amounts are credited to participants’ accounts based on the hypothetical earnings of such investments. In November 2009, the Compensation Committee approved the addition of employer stock as an investment option for certain of our executive officers. See the narrative following the “Nonqualified Deferred Compensation Table” for additional details regarding the terms of the DCP.
Other Compensation
          Termination and Change of Control Agreements
          Certain compensation arrangements of NCI include provisions providing special payments or benefits upon specified termination events or upon the occurrence of a change of control of NCI. The consummation of the Equity Investment resulted in a change of control of NCI on October 20, 2009 for purposes of certain compensatory arrangements with our Named Executive Officers, which entitled those executive officers to the accelerated payments and benefits described in the “Compensation Discussion & Analysis—Change of Control” section of our Fiscal 2009 Proxy Statement.
          Mr. Chambers has an agreement with NCI which provides that if he is terminated without cause or resigns for good reason, including during a specified period of time following a change of control, he will receive certain severance payments. Messrs. Chambers, Dobbins and Dickinson also each have a 2004 Long-Term Restricted Stock Award agreement with NCI that vests upon the earliest of (i) retirement at or after age 65, (ii) death, (iii) disability, (iv) a termination without cause or for good reason, or (v) a change of control. In connection with the Equity Investment that was consummated on October 20, 2009, this award was amended to specify that the Equity Investment would not constitute a “change of control” event for vesting purposes.
          We have also entered into employment agreements with each of our Named Executive Officers. Initially, we only entered into employment agreements with executives who did not already have a change of control benefit by virtue of having received a 2004 Long-Term Restricted Stock Award or other agreement that provided benefits upon a change of control; however, on March 12, 2009, the Compensation Committee approved entering into employment agreements with each of Messrs. Dobbins and Dickinson. These agreements are substantially the same as the employment agreements entered into with our other Named Executive Officers, and provide for payments to each executive if he is terminated without cause or resigns for good reason within 24 months after a change of control of NCI. While the Compensation Committee previously believed the 2004 Long-Term Restricted Stock Awards would be sufficient compensation in the event of a change of control, given the recent declines in NCI’s share price, the value of these awards was significantly reduced. Accordingly, the Compensation Committee determined it was important to provide

Messrs. Dobbins and Dickinson with a benefit similar to the other Named Executive Officers and to eliminate any potential distractions and uncertainties associated with possible transactions NCI might undertake by providing them with payments upon certain termination events following a change of control. See “Executive Compensation—Potential Payments Upon Termination and Change of Control.”
          In addition to these agreements, outstanding equity awards granted to the Named Executive Officers vest upon the occurrence of a change of control or in connection with certain termination events.
          We believe that these termination and change of control benefits provide our Named Executive Officers an incentive to act in the stockholders’ best interests during a takeover despite the risk of losing their jobs or a significant change in the nature of their benefits and responsibilities. We also believe that, in some cases, our termination and change of control benefits are necessary to attract and retain certain executives. For a description of the terms of the employment agreements and equity awards, see “Executive Compensation—Potential Payments Upon Termination and Change of Control.”
          Perquisites and Personal Benefits
          We offer only de minimis perquisites or personal benefits.
          Gross-Ups
          NCI does not provide for any tax assistance or “gross-ups” for its executives.
CEO Compensation
          The Compensation Committee is directly responsible for determining the salary level of the CEO and all awards and grants to the CEO under the Bonus Program, Incentive Plan and the DCP. We believe that NCI in recent years has experienced challenges caused by depressed economic conditions, increased competition and extreme volatility in the price of steel. Accordingly, the overall compensation package for the CEO is designed to motivate and reward the CEO for driving NCI to strengthen its competitive position in the nonresidential construction market, and a significant portion of the CEO’s compensation is incentive-based, providing greater compensation as direct and indirect measures of stockholder value increase. The CEO’s overall compensation package has also been set at a level that we believe provides appropriate differentiation between CEO compensation and the compensation of other executive officers hired from time to time. Mr. Chambers’ compensation has been and will be determined by the Compensation Committee in accordance with the principles described above. Information on Mr. Chambers’ compensation for Fiscal 2010 is set forth in the compensation tables following this CD&A. Although Mr. Chambers’ compensation was increased for Fiscal 2008 when he became the chairman of the board, Mr. Chambers did not receive an increase in compensation for Fiscal 2009 or Fiscal 2010. In addition, the Compensation Committee has deferred any decision regarding salary increases for Mr. Chambers and the other Named Executive Officers for Fiscal 2011 until later in the year.
Deductibility of Compensation
          Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer and three other most highly compensated executive officers (other than the principal financial officer) employed as of the end of the year. This limitation does not apply to compensation that is paid only if the executive’s performance meets pre-established objective goals based on performance criteria approved by our stockholders. We have taken action, where possible and considered appropriate, to preserve the deductibility of compensation paid to NCI’s executive officers. NCI generally will be entitled to deduct compensation relating to cash bonuses under our Bonus Program, option awards under the Incentive Plan, matching contributions under the DCP and other performance-based awards. We have also awarded compensation that might not be fully tax deductible if we determined that such compensation is nonetheless in the best interests of NCI and its stockholders. While NCI seeks to take advantage of favorable tax treatment for executive compensation where appropriate, we believe that the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent.
          We will continue to review NCI’s executive compensation practices and will seek to preserve tax deductions for executive compensation to the extent consistent with our objective of providing compensation arrangements necessary and appropriate to foster achievement of NCI’s business goals.
RISK ANALYSIS OF OUR COMPENSATION PLANS
          The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on NCI.
          Several members of our management team recently conducted an assessment of the risks arising from our compensation policies and practices. The team reviewed and discussed the design features, characteristics, performance metrics at the company and segment levels and approval mechanisms of total compensation for all employees, including salaries, incentive plans, sales incentives, stock options, performance shares and restricted stock awards, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.
          Our compensation philosophy and culture support the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout NCI and with all levels of employees. These compensation policies and practices are centrally designed and administered, and are substantially identical between our business divisions. Field sales personnel are paid primarily on a sales commission basis, but all of our officers are paid under the programs and plans for non-sales employees. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:
•	Our overall compensation levels are competitive with the market.

•	Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward our overall financial performance, business unit financial performance, operational measures and individual performance, and (iii) a portfolio approach for stock awards, primarily consisting of time-based restricted stock and stock options.

•	An important portion of our executive compensation is tied to how our stock price performs over a period of multiple years, with equity-based awards generally vesting evenly over four years and stock options also vesting over a period of four years and having terms of ten years. This minimizes the benefit of a temporary spike in stock price.

•	The Compensation Committee has discretion to adjust performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our stockholders.

•	Any additions or changes to stock awards or ROA bonus levels must be approved by both the employee’s division president, NCI’s Vice President, Human Resources, as well as senior management.

•	Executive officers are subject to certain holding requirements and our Insider Trading Policy.
          In summary, although a significant portion of the compensation provided to Named Executive Officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short- and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions. Restricted stock and stock option awards are subject to time-based vesting conditions, which retain value even in a depressed market, so executives are less likely to take unreasonable risks. With respect to our performance-based equity incentives, assuming achievement of at least a minimum level of performance, payouts result in some compensation at levels below full target achievement, in lieu of an “all or nothing” approach.
          Based on these considerations, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.
COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION
          During Fiscal 2010, no member of the Compensation Committee served as an executive officer of the Company, and, except as described in “Related Persons Transactions” below, no such person had any relationship with the Company requiring disclosure herein. During Fiscal 2010, there were no Compensation Committee interlocks with other companies.
COMPENSATION COMMITTEE REPORT
          The Compensation Committee has reviewed and discussed the above CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.
KATHLEEN J. AFFELDT (Chair)
JOHN J. HOLLAND
NATHAN K. SLEEPER

EXECUTIVE COMPENSATION
Summary Compensation Table
          The following table shows information regarding the total compensation paid to the Named Executive Officers for each of the fiscal year ended November 2, 2008 (“Fiscal 2008”), Fiscal 2009 and Fiscal 2010.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name & Principal Position	Year	($)	($)(a)	($)(a)	($)(b)	($)(c)	($)
Norman C. Chambers,	2010	750,000	1,883,780	2,615,222	-0-	-0-	5,249,002
Chairman of the Board,	2009	750,000	495,258	-0-	-0-	2,300	1,247,558
President and Chief	2008	742,308	496,774	-0-	984,010	86,901	2,309,993
Executive Officer
Mark E. Johnson,	2010	332,000	1,164,777	1,503,754	-0-	-0-	3,000,531
Executive Vice President,	2009	332,000	161,938	-0-	-0-	3,101	497,039
Chief Financial Officer and	2008	294,231	127,779	-0-	326,691	34,965	783,666
Treasurer
Mark W. Dobbins,	2010	315,000	1,026,256	1,089,680	-0-	-0-	2,430,936
Executive Vice President	2009	315,000	161,938	-0-	-0-	3,486	480,424
and Chief Operating Officer	2008	303,019	127,779	-0-	309,963	31,725	772,486
Charles W. Dickinson,	2010	290,500	800,531	653,809	-0-	-0-	1,744,840
President of Metal	2009	290,500	150,305	-0-	-0-	3,679	444,484
Components Division	2008	288,885	127,779	-0-	285,855	29,102	731,621
Bradley D. Robeson	2010	289,300	800,531	653,809	-0-	11,316	1,754,956
President of NCI Buildings	2009	275,000	150,305	-0-	-0-	4,236	429,541
Division and Robertson-Ceco Division (d)

(a)	The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of the awards granted under our Incentive Plan in each of Fiscal 2008, Fiscal 2009 and Fiscal 2010, computed in accordance with FASB ASC Topic 718. See Note 7 of the consolidated financial statements in NCI’s Annual Report for the fiscal year ended October 31, 2010, Note 21 of the consolidated financial statements in NCI’s Annual Report for the year ended November 1, 2009, and Note 14 of the consolidated financial statements in NCI’s Annual Report for the year ended November 2, 2008 for additional detail regarding assumptions underlying the valuation of equity awards.

(b)	No bonuses were paid under our Bonus Program for either Fiscal 2009 or Fiscal 2010. See “Compensation Discussion & Analysis—Annual Bonus.”

(c)	“All Other Compensation” column includes NCI 401(k) matching contributions and deferred compensation plan contributions. No NCI 401(k) matching contributions or deferred compensation plan contributions were made in Fiscal 2010. For Fiscal 2010, amounts reported in the “All Other Compensation” column for Mr. Robeson represent amounts received by him as a car allowance.

(d)	Mr. Robeson was not a Named Executive Officer in Fiscal 2008.

Grants of Plan-Based Awards Table
          The following table sets forth information concerning grants of plan-based awards to each of the Named Executive Officers under the Bonus Plan and the Incentive Plan during Fiscal 2010. The number of shares and exercise prices included in this table have been adjusted to reflect the 1:5 reverse stock split that occurred on March 5, 2010.

									All Other	All other		Grant
									Stock	option		Date
									Awards:	awards:	Exercise	Fair Value
									Number	number of	or base	of Stock
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			of Shares	securities	price of	and
			Equity Incentive Plan Awards (a)			Incentive Plan Awards (b)			of Stock	underlying	option	Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	options	awards	Awards
Name	Grant Date	Plan	($)	($)	($)	(#)	(#)	(#)	(#) (c)	(#)(d)	($/Sh)	($)(e)
Mr. Chambers		Bonus Program	-0-	750,000	N/A
	12/11/2009	Incentive Plan				-0-	46,198	67,797	54,812			498,577
	12/11/2009	Incentive Plan							152,285			1,385,203
	12/11/2009	Incentive Plan								609,137	$8.85	2,615,222
Mr. Johnson		Bonus Program	-0-	249,000	N/A
	12/11/2009	Incentive Plan				-0-	11,299	16,949	11,300			102,786
	12/11/2009	Incentive Plan							116,752			1,061,991
	12/11/2009	Incentive Plan								350,254	$8.85	1,503,754
Mr. Dobbins		Bonus Program	-0-	236,250	N/A
	12/11/2009	Incentive Plan				-0-	11,299	16,949	11,300			102,787
	12/11/2009	Incentive Plan							101,523			923,469
	12/11/2009	Incentive Plan								253,808	$8.85	1,089,680
Mr. Dickinson		Bonus Program	-0-	217,875	N/A
	12/11/2009	Incentive Plan				-0-	7,910	11,865	11,865			107,925
	12/11/2009	Incentive Plan							76,143			692,606
	12/11/2009	Incentive Plan								152,285	$8.85	653,809
Mr. Robeson		Bonus Program	-0-	217,875	N/A
	12/11/2009	Incentive Plan				-0-	7,910	11,865	11,865			107,925
	12/11/2009	Incentive Plan							76,143			692,606
	12/11/2009	Incentive Plan								152,285	$8.85	653,809

(a)	Represents threshold and target amounts potentially payable under NCI’s Bonus Program for Fiscal 2010. There is no maximum payout under the Bonus Program. There were no actual payouts with respect to Fiscal 2010 under NCI’s Bonus Program. See “Compensation Discussion & Analysis-Annual Bonus.”

(b)	Represents the threshold, target and maximum number of shares that may be awarded pursuant to the contingent portion of each Named Executive Officer’s annual restricted stock grant made in Fiscal 2010, based on the closing price of NCI’s Common Stock on December 11, 2009 (the date of the grant), which was $8.85. Based on NCI’s earnings per share growth for the three fiscal years preceding Fiscal 2010, no shares were actually awarded pursuant to the contingent portion of the award.

(c)	Reflects the fixed portion of the annual restricted stock grant made in Fiscal 2010 based on the closing price of NCI’s Common Stock on December 11, 2009 (the date of the grant), which was $8.85. A separate line reflects the number of shares of Common Stock awarded to each Named Executive Officer pursuant to the special one-time restricted stock award granted in Fiscal 2010. Each recipient of a restricted stock award is required to pay NCI an amount equal to the aggregate par value ($0.01 per share) of the award at the date of grant.

(d)	Reflects the number of shares of Common Stock underlying the special one-time non-qualified stock options awarded to each Named Executive Officer in Fiscal 2010 with an exercise price based on the closing price of NCI’s Common Stock on December 11, 2009.

(e)	Reflects the grant date fair value of the restricted stock and non-qualified stock options awarded under our Incentive Plan in Fiscal 2010, computed in accordance with FASB ASC Topic 718.
Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
          We have entered into employment agreements with each of the Named Executive Officers. The term of Mr. Chambers’ agreement ends on April 30, 2014. The term of the employment agreements with the other Named Executive Officers runs for a period of two years following the Equity Investment that occurred on October 20, 2009, subject to automatic one-year extensions thereafter unless either party gives notice of non-renewal. The agreements provide the Named Executive Officers with an annual base salary, which is subject to annual review. In the case of Mr. Chambers, the base salary may not be less than $400,000 per year. The agreements also provide that each Named Executive Officer is eligible to receive annual bonuses under NCI’s Bonus Program (with Mr. Chambers being considered a “Level I” participant for purposes thereof) and to participate in the health, retirement and welfare benefits provided by NCI. Mr. Chambers’ agreement also provides him with an automobile allowance and reimbursement for automobile insurance and mileage incurred for business use, four weeks of paid vacation each year, and business expense reimbursement. The agreement with Mr. Chambers further provides for certain cash payments and equity incentive awards that have previously been satisfied. The employment agreements were amended effective October 20, 2009 to make certain changes to the severance provisions contained therein. The severance and change of control benefits provided by the agreements are described below in the section titled “Potential Payments Upon Termination or Change in Control.”
Fiscal 2010 Bonus Program
          Our short-term incentive compensation program for our Named Executive Officers for Fiscal 2010 was dependent upon our attainment of a specified level of ROA and EPS Growth. The amount payable to a recipient of a Fiscal 2010 award under the Bonus Program is determined based on the ROA and EPS Growth levels actually attained by us for Fiscal 2010 and is equal to a specified percentage of the recipient’s base salary. We must achieve the minimum threshold ROA or EPS Growth levels set by the Compensation Committee in order for any amounts to be payable pursuant to the Bonus Program. For Fiscal 2010, no annual bonuses were payable unless either (1) ROA was at least 15% or (2) EPS Growth was at least 10%. Any bonus amounts that become payable are paid following the completion of the applicable fiscal year. Because we did not achieve ROA of at least 15% or EPS Growth of at least 10%, no amounts were paid to our Named Executive Officers under the Bonus Program for Fiscal 2010. See “Compensation Discussion & Analysis—Annual Bonus” for additional information.
Restricted Stock Awards
          Each of our Named Executive Officers received an annual grant and a special one-time grant of restricted stock under the Incentive Plan on December 11, 2009. All shares of restricted stock (including shares subject to the contingent portion of the annual restricted stock award) vest ratably over a four-year period (i.e., 25% vest each year on the anniversary of the grant date), provided that the Named Executive

Officer remains an employee continuously from the date of grant through the applicable vesting date. Shares of restricted stock will become vested on a pro rata basis in the event (1) the Named Executive Officer’s employment is terminated by NCI without “cause,” or (2) the Named Executive Officer terminates his employment for “good reason,” such pro rata vesting to be determined based on the number of months during the vesting period that the individual remained employed with NCI. Shares of restricted stock will fully vest (a) upon the Named Executive Officer’s death or “disability,” (b) upon the Named Executive Officer’s attainment of 65 years of age, or (c) upon the occurrence of a “change of control.” The restricted shares granted under the special one-time grants do not vest upon the Named Executive Officer’s retirement or attainment of 65 years of age. While a Named Executive Officer holds shares of restricted stock, he is entitled to receive all dividends paid or delivered thereon as if he were a stockholder.
Stock Options
          Each of our Named Executive Officers received a special one-time grant of non-qualified stock options under the Incentive Plan on December 11, 2009. Stock options vest ratably over a four-year period (i.e., 25% vest each year on the anniversary of the grant date), provided that the Named Executive Officer remains an employee continuously from the date of grant through the applicable vesting date. Stock options will become vested on a pro rata basis in the event (1) the Named Executive Officer’s employment is terminated by NCI without “cause,” or (2) the Named Executive Officer terminates his employment for “good reason,” such pro rata vesting to be determined based on the number of months during the vesting period that the individual remained employed with NCI. In addition, stock options will become fully vested (1) upon the Named Executive Officer’s death or “disability” or (2) upon the occurrence of a “change of control.” The options granted under the special one-time grants do not vest upon the Named Executive Officer’s retirement or attainment of 65 years of age. Following termination of employment, a Named Executive Officer will have 60 days following the date of termination to exercise any vested stock options, except in the event of the Named Executive Officer’s death, disability or retirement, the option may be exercised during the 180-day period following the event.

Outstanding Equity Awards at Fiscal Year-End
               The following table sets forth information concerning unexercised stock options and unvested restricted stock held by each of our Named Executive Officers as of October 31, 2010. The number of shares and exercise prices included in this table have been adjusted to reflect the 1:5 reverse stock split that occurred on March 5, 2010.

	Option Awards				Stock Awards
	Number of	Number of					Market
	Securities	Securities				Number of	Value of
	Underlying	Underlying				Shares or	Shares or
	Unexercised	Unexercised				Units of	Units of
	Options (#)	Options (#)	Option	Option		Stock That	Stock That
	Exercisable	Unexercisable	Exercise	Expiration		Have Not	Have Not
Name	(a)	(b)	Price ($)	Date	Grant Date	Vested (#)(c)	Vested ($)(d)
Mr. Chambers	300	-0-	91.50	5/29/13	4/26/04	12,904	127,750
	30,000	-0-	155.00	4/26/14	12/11/09	152,285	1,507,622
	-0-	609,137	8.85	12/15/19	12/11/09	54,812	542,639

Mr. Johnson					12/11/09	116,752	1,155,845
	-0-	350,254	8.85	12/15/19	12/11/09	11,300	111,870

Mr. Dobbins	445	-0-	90.00	12/15/10	8/26/04	5,000	49,500
	523	-0-	76.50	6/15/11	12/11/09	101,523	1,005,078
	1,057	-0-	75.75	12/15/11	12/11/09	11,300	111,870
	458	-0-	87.50	6/15/12
	582	-0-	103.20	12/15/12
	663	-0-	90.60	6/15/13
	491	-0-	122.20	12/15/13
	398	-0-	150.90	6/15/14
	328	-0-	183.10	12/15/14
	362	-0-	165.95	6/15/15
	273	-0-	220.00	12/15/15
	-0-	253,808	8.85	12/15/19

Mr. Dickinson	172	-0-	87.50	6/15/12	8/26/04	5,000	49,500
	146	-0-	103.20	12/15/12	12/11/09	76,143	753,816
	332	-0-	90.60	6/15/13	12/11/09	11,865	117,464
	369	-0-	122.20	12/15/13
	398	-0-	150.90	6/15/14
	328	-0-	183.10	12/15/14
	362	-0-	165.95	6/15/15
	273	-0-	220.00	12/15/15
	-0-	152,285	8.85	12/15/19

Mr. Robeson	49	-0-	103.20	12/15/12	12/11/09	76,143	753,816
	56	-0-	90.60	6/15/13	12/11/09	11,865	117,464
	82	-0-	122.20	12/15/13
	67	-0-	150.90	6/15/14
	82	-0-	183.10	12/15/14
	91	-0-	165.95	6/15/15
	182	-0-	220.00	12/15/15
	-0-	152,285	8.85	12/15/19

(a)	All exercisable stock options previously granted (i) have an exercise price not less than the closing price of NCI’s Common Stock on the day before the grant date (adjusted to reflect the reverse stock split that occurred on March 5, 2010), (ii) became exercisable with respect to 25% of the total option shares each year, starting on the first anniversary of the grant date (all such options became fully vested in connection with the consummation of the Equity Investment on October 20, 2009), and (iii) are granted for a term of 10 years. Additional terms governing the stock option awards are described in the narrative above entitled “Narrative to the Summary Compensation Table and Grants of Plan Based Awards Table—Stock Options.”

(b)	Reflects the special one-time non-qualified stock option grant awarded to the Named Executive Officers on December 11, 2009 (adjusted to reflect the reverse stock split that occurred on March 5, 2010). Additional terms governing the stock option awards are described in the narrative above entitled “Narrative to the Summary Compensation Table and Grants of Plan Based Awards Table—Stock Options.”

(c)	Reflects (i) the special 2004 Long-Term Restricted Stock Awards granted to Messrs. Chambers, Dobbins and Dickinson, (ii) the fixed portion of the annual restricted stock grant for Fiscal 2010, and (iii) the special one-time restricted stock award granted to the Named Executive Officers on December 11, 2009 (in each case, adjusted to reflect the reverse stock split that occurred on March 5, 2010). The special 2004 Long-Term Restricted Stock Awards vest upon the earliest of (i) retirement at or after age 65, (ii) death, (iii) disability, (iv) a termination without cause or for good reason, or (v) a change of control. In connection with the Equity Investment that was consummated on October 20, 2009, this award was amended to specify that the Equity Investment would not constitute a “change of control” event for vesting purposes. The annual and special one-time restricted stock awards granted in Fiscal 2010 vest ratably with respect to 25% of the total restricted shares subject to the award each year, starting on the first anniversary of the date of grant. Additional terms of these restricted stock awards are described in the narrative above entitled “Narrative to the Summary Compensation Table and Grants of Plan Based Awards Table—Restricted Stock Awards.”

(d)	This column represents the closing price of our Common Stock on October 29, 2010, the last business day of Fiscal 2010, which is $9.91, multiplied by the number of shares of restricted stock less the par value of the shares ($0.01 per share) paid by the Named Executive Officer.

Option Exercises and Stock Vested
          No shares of restricted stock held by our Named Executive Officers vested, and no stock options held by our Named Executive Officers were exercised, during Fiscal 2010.
Pension Benefits
          We do not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our Named Executive Officers.

Nonqualified Deferred Compensation
          The following table sets forth information concerning nonqualified deferred compensation benefits of each of our Named Executive Officers under the DCP for Fiscal 2010:

	Executive
	Contributions	Registrant	Aggregate	Aggregate	Aggregate
	in Last FY	Contributions	Earnings in	Withdrawals/	Balance at Last
Name	($)(a)	in Last FY ($)	Last FY ($)	Distributions ($)	FY (b)($)
Mr. Chambers	57,115	-0-	168,694	-0-	997,656
Mr. Johnson	13,407	-0-	29,507	-0-	225,467
Mr. Dobbins	31,803	-0-	1,953	-0-	33,756
Mr. Dickinson	-0-	-0-	-0-	-0-	-0-
Mr. Robeson	16,424	-0-	818	-0-	17,242

(a)	Contributions made by the Named Executive Officers during Fiscal 2010 are included in each such executive’s salary and bonus amounts, as applicable, as reported in the “Summary Compensation Table.”

(b)	Of the totals in the “Aggregate Balance at Last FY” column, the following amounts were reported as compensation in the “Summary Compensation Table” of our Proxy Statements in Fiscal 2009 and previous years pursuant to the SEC’s current disclosure rules: Mr. Chambers, $716,926, Mr. Johnson, $161,059, Mr. Dobbins, $0, Mr. Dickinson, $0, and Mr. Robeson, $0.
          Eligible participants in the DCP include certain employees and non-employee directors of NCI who are selected by the Compensation Committee to participate. The DCP is a nonqualified retirement plan created to provide specified benefits to our highly compensated employees and directors. The DCP allows employees, including the Named Executive Officers, to defer up to 80% of their annual salaries and up to 90% of their annual cash bonuses, and allows NCI’s non-employee directors to defer up to 100% of their annual fees and meeting attendance fees, until a specified date in the future, including at or after retirement. Elections to defer under the DCP must be made prior to the end of the year preceding the year the compensation will be earned. Elections to defer incentive payments based on services to be performed over at least a twelve-month period must be made no later than six months prior to the end of the designated performance period.
          On March 6, 2009, NCI indefinitely suspended matching contributions under the DCP on contributions in excess of the applicable Internal Revenue Code limits on 401(k) plan contributions (“Restoration Match”), and no Restoration Match was made during Fiscal 2010. The DCP also allows discretionary matching contributions to provide a supplemental retirement benefit to executives. Messrs. Chambers, Dobbins and Dickinson are not eligible to receive discretionary matching contributions under the DCP until the value of the discretionary matching contributions that would otherwise have been made, with attributed earnings, exceeds the value of the special 2004 Long-Term Restricted Stock Awards as determined by the Compensation Committee. For Fiscal 2010, we determined to make discretionary matching contributions provided that NCI achieved ROA for Fiscal 2010 of 25%, as calculated under the Bonus Program. If target ROA was achieved, we would match the percentage of an executive officer’s salary and bonus that he has voluntarily deferred under the DCP, up to a maximum of 12.5%. Because our ROA calculated under the Bonus Program was less than 25%, no discretionary contribution was made for Fiscal

2010. Executives generally become vested in the Restoration Match in a manner consistent with NCI’s match in the NCI 401(k) plan, which generally vests ratably over a five-year period. Discretionary matching contributions vest ratably over a three-year period. However, effective upon the consummation of the Equity Investment on October 20, 2009, all matching contributions then allocated to a participant’s account under the DCP became 100% vested. Matching contributions allocated to a participant’s account following October 20, 2009, will also become fully vested upon any subsequent change of control or upon the participant’s retirement, death or disability.
          Amounts deferred are deemed invested in one or more phantom investment funds and additional amounts are credited to participants’ accounts based on the hypothetical earnings of such investments. In November 2009, the Compensation Committee approved the addition of purchasing employer stock as an investment option for certain of our executive officers. No above market or preferential earnings are paid under the DCP and, therefore, none of the earnings reported in column (d) above are included in the Summary Compensation Table. Participants may change their investment options at any time, subject to the administrative procedures adopted by the plan administrator and certain transfer restrictions on those executives who purchase NCI stock through the DCP. The table below shows the funds available in the DCP and the annual return of each for Fiscal 2010:

Investment Funds	Rate of Return
Columbia Acorn A	24.75%
American Funds EuroPacific Gr R5	12.83%
PIMCO Total Return A	10.94%
Fidelity Spartan 500 Index Advtg	16.45%
Government Money Market Fund — Institutional	0.03%
NCI Stock Fund	1.14%
          Withdrawal elections under the DCP will be made in conjunction with the deferral election, and the scheduled distribution date elected will be the first day of a plan year at least three years after the end of the plan year to which the amounts subject to the election relate. A participant may elect to receive distribution in a lump sum or in installments. Changes to withdrawal elections must be made at least 12 months prior to the initial elected payment date and must defer the new initial payment date at least five years. In-service withdrawals are permitted to satisfy an unforeseeable emergency plus the amounts anticipated to pay taxes on the withdrawal amount. If a participant withdraws amounts from the DCP upon an unforeseeable emergency, the participant’s participation in the DCP may be suspended. Upon a change of control or the participant’s death, disability or other termination (other than due to retirement), a participant will receive his vested plan account in a lump sum. Upon a change of control, a participant’s deferral elections immediately terminate with respect to any prospective compensation payable following the change of control.
          We have established a rabbi trust to provide for NCI’s obligations under the DCP and have formed an administrative committee to manage the DCP and its assets. Pursuant to the Investment Agreement, effective on October 20, 2009, the DCP was amended to eliminate the right to appoint a third-party administrator of the DCP after October 20, 2009. Similarly, the rabbi trust that is the source of funding for obligations under the DCP was amended so that certain administrative protections that would have gone into effect following a change of control did not apply as a result of the Equity Investment. In addition, as a result of the amendment, the requirement to fully fund the rabbi trust upon a change of control did not apply as a result of the Equity Investment.

Potential Payments upon Termination or Change in Control
          We have entered into employment agreements with each of our Named Executive Officers that contain provisions regarding payments to be made to such individuals upon termination of their employment, including in connection with a change of control. These agreements are described in greater detail below and in the section of this Proxy Statement above entitled “Narrative to the Summary Compensation Table and Grants of Plan Based Awards Table—Employment Agreements.” In addition, equity award agreements issued to our Named Executive Officers under the Incentive Plan contain provisions that provide for accelerated vesting of awards in the event of certain termination events and/or upon a change of control. These agreements are described in greater detail below and in the sections of this Proxy Statement above entitled “Narrative to the Summary Compensation Table and Grants of Plan Based Awards Table—Restricted Stock Awards” and “—Stock Options.”
Employment Agreements
          The employment agreement with Mr. Chambers provides for certain payments to be made to him upon termination of his employment. If Mr. Chambers is terminated for “cause” or resigns without “good reason,” then he will be entitled to receive only salary and benefits earned by him or accrued for his account through the date of his termination. If, on the other hand, Mr. Chambers is terminated without “cause” or resigns for “good reason,” he will be entitled to cash severance, payable in installments, equal to the greater (i) two times his current base salary or (ii) his base salary through April 30, 2014. Further, Mr. Chambers’ agreement provides that if he is terminated without “cause” or resigns for “good reason” within two years after a “change of control,” then he will be entitled to, within seven days of such termination, a lump-sum payment equal to the present value of his severance entitlements.
          Mr. Chambers is subject to certain confidentiality obligations during and after his employment with us. In addition, Mr. Chambers is subject to certain noncompetition and nonsolicitation provisions for a period equal to three years following the later of (i) the date of his termination of employment with us, and (ii) the end of the period during which Mr. Chambers is entitled to receive compensation payments from us under the employment agreement. Termination of Mr. Chambers’ employment due to a breach of one of these covenants constitutes a termination for “cause.” The employment agreement does not prohibit the waiver of a breach of these covenants.
          The employment agreements with our other Named Executive Officers also provide for severance benefits upon the occurrence of certain termination events. If employment is terminated for any reason other than termination in connection with a “change of control,” the Named Executive Officer will be entitled to receive the portion of such officer’s earned annual base salary through the date of termination and any bonus to which such officer is entitled pursuant to the Bonus Program for a fiscal year ending prior to the date of termination. If a Named Executive Officer is terminated without “cause” or for “good reason” within 24 months following a “change of control” or a “potential change of control,” the Named Executive Officer is entitled to receive (i) a lump sum payment equal to two times his or her annual base salary (at the highest annualized rate in effect during the one year period prior to the “change of control” or “potential change of control” date) and (ii) medical and dental coverage at the active employee rate for a period of up to 18 months. Each Named Executive Officer is subject to confidentiality obligations during and after his employment, and is further bound by a covenant not to compete with us for the term of his or her employment and, in the event such executive officer receives a change of control payment, for a period of two (2) years following such executive officer’s termination. The agreements with the Named Executive Officers also contain nonsolicitation provisions that apply for a period of three years following the longer of (a) the termination of the officer’s employment or (b) the period during which the officer is entitled to receive payments under the agreement. Termination of a Named Executive Officer’s employment due to breach of one of these covenants constitutes a termination for “cause.” The employment agreement does not prohibit the waiver of a breach of these covenants.
          To the extent payments under the employment agreements to Mr. Chambers or any other Named Executive Officer constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the payments to be received by the officer may be reduced to the extent a reduction in the payment amount would put the officer in a better after-tax position than he would be in if the excise tax under Section 4999 were imposed on such payments.
          For purposes of the employment agreements, the following terms have been given the meanings set forth below:
          (1) “cause” means (A) in the case of Mr. Chambers: (i) failure to devote appropriate business time to NCI that continues for 30 days after notice of such failure is received from NCI, (ii) disability of the officer, (iii) indictment, conviction or plea of nolo contendere with respect to a felony, (iv) failure to perform any material covenants under the employment agreement that is not cured within 30 days after notice is received from NCI, (v) failure to use commercially reasonable efforts to carry out directives of the Board of Directors or material violation of NCI’s policies that is not cured within 30 days after notice is received from NCI, (vi) an act that brings NCI into public disgrace or harms its business operations, subject to a limited cure opportunity, (vii) habitual insobriety or illegal use of drugs, or (viii) failure to comply in any material respect with the company’s corporate governance guidelines or code of business conduct and ethics that is not cured within 30 days following notice received from NCI; and (B) in the case of the other Named Executive Officers: (i) the officer’s willful and continued failure to substantially perform his duties that continues for 30 days following notice received from NCI, (ii) officer’s willful gross misconduct that materially and demonstrably injures NCI, or (iii) officer’s conviction for committing fraud, embezzlement, theft or another felony, in each case, subject to a limited cure opportunity.
          (2) “change of control” means (A) any person becomes the beneficial owner of 20% or more of the combined voting power of NCI, (B) as a result of, or in connection with, a tender or exchange offer, merger or other business combination, persons who were directors immediately before the transaction cease to constitute the majority of NCI’s Board of Directors, (C) NCI is merged or consolidated with another company or transfers substantially all of its assets to another company and, as a result, less than 50% of the outstanding voting securities of the resulting company are owned in the aggregate by former NCI stockholders, or (D) a tender or exchange offer is made for 30 percent or more of the combined voting power of NCI.
          (3) “good reason” means (A) reduction of the officer’s then current base salary in excess of 10% in any 12 months period (or, in the case of Mr. Chambers, below $400,000 per year), (B) a material reduction in the officer’s title (or, in the case of Mr. Chambers, removal from the office of CEO and Chairman of the Board), (C) a material adverse reduction in the officer’s duties or responsibilities (and, in the case of Mr. Chambers, a material adverse reduction in the nature or status of his authority), (D) breach or failure by NCI to perform any of its material covenants under the employment agreement, or (E) any relocation of the officer’s principal place of employment outside the Houston, Texas metropolitan area. In addition, with respect to Mr. Chambers only, the term “good reason” includes (i) failure by NCI to maintain an annual cash bonus plan in substantially similar form as the Bonus Program or to provide Mr. Chambers with an annual cash bonus opportunity that permits him to earn total cash compensation substantially comparable to the total cash compensation of peer chief executive officers, or (ii) material reduction in the aggregate employee benefits available to Mr. Chambers from time to time.
          (4) “potential change of control” means (A) NCI’s entry into any agreement, the consummation of which would result in a “change of control,” (B) any person publicly announces an intention to take actions that, if consummated, would constitute a “change of control,” or (C) NCI’s Board of Directors adopts a resolution to the effect that a “potential change of control” has occurred.
Equity Incentive Awards
          Messrs. Chambers, Dobbins and Dickinson have received special 2004 Long-Term Restricted Stock Awards under the Incentive Plan. The agreements for those awards provide that each such grantee has the right to vote the shares and to receive dividends paid by us, whether in cash or stock, but may not transfer the shares until they are vested. The shares of restricted stock subject to the 2004 Long-Term Restricted Stock Awards will vest in full (i) when the grantee retires from his employment at or after attaining age 65, (ii) upon the grantee’s death, (iii) if the grantee becomes disabled, (iv) upon the grantee’s termination without

“cause” by NCI or resignation for “good reason,” or (v) upon the occurrence of a “change of control.” As required by the Investment Agreement, the 2004 Long-Term Restricted Stock Awards were amended to provide that the Equity Investment did not constitute a “change of control” event for purposes of these awards. The grantee will forfeit the shares of restricted stock if such grantee’s employment is terminated for any other reason, including voluntary termination or resignation without “good reason” or termination of employment for “cause.” In addition, each grantee must comply with noncompete and nonsolicitation covenants for the five years immediately following his receipt of any vested shares under his restricted stock award. If the grantee breaches these covenants, the grantee must either return the shares granted to him pursuant to the award, if he still owns them, or pay NCI the then current market value of the shares. For more information regarding the special long-term restricted stock grants, see NCI’s proxy statement for the fiscal year ended November 2, 2008.
          Each of our Named Executive Officers received an annual grant and a special one-time grant of restricted stock under the Incentive Plan on December 11, 2009. Shares of restricted stock will become vested on a pro rata basis in the event (1) the Named Executive Officer’s employment is terminated by NCI without “cause,” or (2) the Named Executive Officer terminates his employment for “good reason,” such pro rata vesting to be determined based on the number of months during the vesting period that the individual remained employed with NCI. Shares of restricted stock will fully vest (a) upon the Named Executive Officer’s death or “disability,” (b) upon the Named Executive Officer’s attainment of 65 years of age, or (c) upon the occurrence of a “change of control.” The restricted shares granted under the special one-time grants do not vest upon the Named Executive Officer’s retirement or attainment of 65 years of age.
          Each of our Named Executive Officers received a special one-time grant of non-qualified stock options under the Incentive Plan on December 11, 2009. Stock options will become vested on a pro rata basis in the event (1) the Named Executive Officer’s employment is terminated by NCI without “cause,” or (2) the Named Executive Officer terminates his employment for “good reason,” such pro rata vesting to be determined based on the number of months during the vesting period that the individual remained employed with NCI. Stock options will become fully vested (1) upon the Named Executive Officer’s death or “disability,” or (2) upon the occurrence of a “change of control.” The options granted under the special one-time grants do not vest upon the Named Executive Officer’s retirement or attainment of 65 years of age. Following termination of employment, a Named Executive Officer will have 60 days following the date of termination to exercise any vested stock options, except in the event of the Named Executive Officer’s death, disability or retirement, the option may be exercised during the 180-day period following the event.
          For purposes of the outstanding equity awards, the following terms shall have the meanings set forth below:
          (a) “cause” has substantially the same meaning given such term in Mr. Chambers’ employment agreement but is limited to clauses (i), (iii), (v), (vi), (vii) and (viii) above.
          (b) “change of control” has the same meaning given such term in the employment agreements, except that the Equity Investment does not constitute a “change of control” for purposes of the special 2004 Long-Term Restricted Stock Awards.
          (c) “disability” has the meaning prescribed in the then effective long-term disability plan of NCI that covers the Named Executive Officer or, in the absence of such a plan, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Internal Revenue Code.
          (d) “good reason” has the same meaning given such term in the employment agreement of the respective Named Executive Officers who hold such awards.
Quantification of Payments
          The following table estimates the value of the payments and benefits that each of our Named Executive Officers would receive if his or her employment terminated or a change of control occurred on

October 29, 2010 (the last business day of Fiscal 2010) under the circumstances shown and making the indicated assumptions. The table excludes (i) amounts accrued through Fiscal 2010 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) benefits generally available to all of our salaried employees, and (iii) stock options with a strike price below the stock price on October 29, 2010. The amounts disclosed assume that the price of our Common Stock was $9.91, which was the closing price of our stock on October 29, 2010. The amounts below have been calculated using numerous other assumptions that we believe are reasonable; however, the actual amounts to be paid out are dependent on various factors, which may or may not exist at the time a Named Executive Officer is actually terminated and/or a change of control actually occurs. Therefore, such amounts and disclosures should be considered “forward looking statements.”

				Termination
				Without
				Cause or by	Termination
				Executive for	by Executive
		Change of	Termination	Good Reason	Without Good		Retirement	Death
Name	Benefit	Control (a)	for Cause ($)	($)	Reason ($)	Disability ($)	($)	($)
Mr. Chambers	Severance Payments (b)	2,664,583	None	2,664,583	None	None	None	None
	Accelerated Stock Vesting (c)(d)	2,180,210	None	545,825	None	2,180,210	671,066	2,180,210
	Accelerated Option Vesting (c)	645,685	None	147,970	None	645,685	None	645,685
	Life Insurance (e)	None	None	None	None	None	None	100,000
	Change in Control Empl. Agreement (f)	None	None	None	None	None	None	None
Mr. Johnson	Severance Payments	None	None	None	None	None	None	None
	Accelerated Stock Vesting (c)	1,268,995	None	259,705	None	1,268,995	111,983	1,268,995
	Accelerated Option Vesting (c)	371,269	None	85,083	None	371,269	None	371,269
	Life Insurance (e)	None	None	None	None	None	None	100,000
	Change in Control Empl. Agreement (f)	678,463	None	None	None	None	None	None
Mr. Dobbins	Severance Payments	None	None	None	None	None	None	None
	Accelerated Stock Vesting (c)(d)	1,167,626	None	277,569	None	1,167,626	161,533	1,167,626
	Accelerated Option Vesting (c)	269,036	None	61,654	None	269,036	None	269,036
	Life Insurance (e)	None	None	None	None	None	None	100,000
	Change in Control Empl. Agreement (f)	644,463	None	None	None	None	None	None
Mr. Dickinson	Severance Payments	None	None	None	None	None	None	None
	Accelerated Stock Vesting (c)(d)	921,709	None	227,241	None	921,709	167,132	921,709
	Accelerated Option Vesting (c)	161,422	None	36,993	None	161,422	None	161,422
	Life Insurance (e)	None	None	None	None	None	None	100,000
	Change in Control Empl. Agreement (f)	595,463	None	None	None	None	None	None
Mr. Robeson	Severance Payments	None	None	None	None	None	None	None
	Accelerated Stock Vesting (c)	872,159	None	178,491	None	872,159	117,582	872,159
	Accelerated Option Vesting (c)	161,422	None	36,993	None	161,422	None	161,422
	Life Insurance (e)	None	None	None	None	None	None	100,000
	Change in Control Empl. Agreement (f)	595,463	None	None	None	None	None	None

(a)	Payable upon termination without cause or for good reason following a change in control. Outstanding restricted stock and stock options fully vest upon a change in control irrespective of a Named Executive Officer’s termination of employment.

(b)	Severance payment under Mr. Chambers’ employment agreement. Upon a termination without cause or resignation for good reason (including during the two-year period following a change in control), Mr. Chambers will receive cash severance equal to the greater of (1) two times his base salary and (2) his then-current salary paid for the remaining term of the agreement (3.5 years at October 31, 2010). See “Potential Payments Upon Termination or Change in Control—Employment Agreements.”

(c)	The accelerated vesting of stock options results in an amount equal to the difference between the exercise price for each option and the market price per share of the Common Stock (which, as of October 29, 2010, was $9.91), multiplied by the number of option shares. The accelerated vesting of restricted stock is based upon the closing price per share of NCI’s Common Stock on the New York Stock Exchange on October 29, 2010 of $9.91, multiplied by the number of shares of restricted stock that would vest upon occurrence of the event indicated, less the par value of the shares ($0.01 per share) paid by the Named Executive Officer.

(d)	Messrs. Chambers, Dobbins and Dickinson have received 2004 Long-Term Restricted Stock Awards that will vest in full only on retirement, as defined in the agreements governing such grants, unless vesting is accelerated by the occurrence of certain limited events, as indicated in the table above. For additional information regarding these special long-term grants, please see NCI’s proxy statement for the fiscal year ended November 2, 2008, “Compensation Discussion & Analysis—Long-Term Incentive Compensation—Long-Term Restricted Stock Grants.”

(e)	Under the executive officer’s employment agreement, the executive officer’s designated beneficiaries would have been entitled to the amounts set forth in the table above if the officer had died in Fiscal 2010.

(f)	Upon a qualifying termination following a change in control, the executive will be entitled to receive two times his annual base salary at the highest annualized rate in effect during the one-year period immediately preceding the date of the change in control event.
Compensation of Directors
          Directors of NCI who are also employees of NCI do not receive compensation for their service as directors. In addition to reimbursing our non-employee directors for the expenses incurred to attend and/or participate in meetings, we pay non-employee directors the following amounts:

Annual Retainer Fee	$35,000
Board Meeting Fee	$3,000
Committee Meeting Fee (in the absence of Board meeting on the same day)	$1,500
Executive Committee Fee (in the absence of Board meeting on the same day)	$750
Chairman of Audit Committee	$15,000
Chair of Nominating and Corporate Governance Committee	$10,000
Chair of Compensation Committee	$10,000
Chair of Preferred Dividend Payment Committee	$10,000
          In addition, each non-employee director receives a grant of restricted stock and/or stock options under the Incentive Plan having an aggregate fair market value of $60,000 on December 15 of each year, provided that the non-employee director has served as a director for at least six months. Upon initial election to the Board, new directors receive a grant of 300 shares of restricted stock. The stock awards generally vest ratably over a four-year period, subject to accelerated vesting upon the occurrence of certain specified events. These certain specified events include (1) the grantee’s death during the grantee’s continuous service, (2) the grantee’s disability during the grantee’s continuous service, (3) the grantee’s inability to stand for re-election due to age limitations set forth in our by-laws and corporate governance guidelines, during continuous service, (4) the grantee’s failure to be nominated for re-election or failure to be re-elected if the grantee remains in continuous service until the expiration of his or her term, and (5) upon a change of control.
          Messrs. Berges, Sleeper and Zrebiec have assigned all of the compensation each would receive for his services as a director, including any shares of restricted stock, to CD&R, LLC or its affiliates. In the same manner as our other directors, Mr. Berges received reimbursement for travel and other out-of-pocket expenses incurred in connection with his functions and duties as a director, except that Mr. Berges is also entitled to reimbursement of up to $150,000 in the aggregate per calendar year for actual air travel expenses for NCI-related purposes on our corporate aircraft in lieu of reimbursement based on the cost of commercial air travel.

Director Compensation Table
          The following table provides information concerning the compensation of our non-employee directors for Fiscal 2010.

	Fees Earned
	or Paid in			All Other
	Cash	Stock Awards	Option Awards	Compensation	Total
Name	(a)($)	(b)($)	(b)($)	($)	($)
Kathleen Affeldt	72,750	2,985	-0-	-0-	75,735
James Berges (c)	-0-	-0-	-0-	-0-	-0-
Gary L. Forbes	81,500	61,670	-0-	-0-	143,170
John J. Holland	53,250	2,985	-0-	-0-	56,235
Lawrence J. Kremer	50,000	2,985	-0-	-0-	52,985
George Martinez	66,750	61,670	-0-	-0-	128,420
Nathan K. Sleeper (c)	-0-	-0-	-0-	-0-	-0-
Jonathan L. Zrebiec (c)	-0-	-0-	-0-	-0-	-0-

(a)	Includes annual retainer fees, supplemental retainer fees for Committee Chairmen, Board meeting fees and Committee meeting fees for each non-employee director as more fully explained in the preceding paragraphs.

(b)	The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of the awards granted under our Incentive Plan in Fiscal 2010, computed in accordance with FASB ASC Topic 718. See Note 7 of the consolidated financial statements in NCI’s Annual Report for the fiscal year ended October 31, 2010, for additional detail regarding assumptions underlying the valuation of equity awards. As of October 31, 2010, the non-employee directors held the following outstanding restricted stock awards and stock options: (i) Ms. Affeldt (300 restricted shares and no stock options), (ii) Mr. Forbes (6,780 restricted shares and 2,089 stock options), (iii) Mr. Holland (300 restricted shares and no stock options), (iv) Mr. Kremer (300 restricted shares and no stock options), and (v) Mr. Martinez (6,780 restricted shares and 1,373 stock options). These figures do not include restricted stock or options granted to the non-employee directors on December 15, 2010.

(c)	Does not include fees of $68,250, $59,000, and $56,000 earned by Messrs. Berges, Sleeper, and Zrebiec and paid to CD&R, LLC, as assignee of compensation payable to Messrs. Berges, Sleeper and Zrebiec. Also does not include 900 shares of Common Stock issued to CD&R, LLC, as assignee of compensation payable to Messrs. Berges, Sleeper and Zrebiec.

BOARD OF DIRECTORS
Independence and Meetings
          Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P. together own over 50% of our outstanding voting power, and we are therefore considered a “controlled company,” within the meaning in the NYSE Listed Company Manual. Accordingly, effective as of the closing of the Equity Investment, we took all corporate action and filed all election notices and other documentation with the NYSE necessary to elect to qualify for the exemptions to the requirements of sections 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual. As long as we qualify for those exemptions, we will not be subject to the requirements that NYSE listed companies have (1) a majority of independent directors, (2) a nominating/corporate governance committee and a compensation committee, in each case, composed entirely of independent directors, and (3) charters for the nominating/corporate governance committee and the compensation committee, in each case, addressing certain specified matters. Pursuant to the Stockholders Agreement, we have agreed to use our reasonable best efforts to elect these exemptions for so long as we qualify for them.
          Our Board of Directors determined, after considering all of the relevant facts and circumstances, that Ms. Affeldt, Mr. Forbes, Mr. Holland, Mr. Kremer and Mr. Martinez are independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the NYSE. This means that none of the independent directors had any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. For a description of transactions between us and certain members of our Board of Directors, please see “Transactions with Related Persons—Transactions.”
          Our Board of Directors met five times during the fiscal year ended October 31, 2010. Each of our directors attended 75% or more of the aggregate of the total number of meetings of our Board of Directors held during the period in which he or she was a director and the total number of meetings held by all board committees on which he served during the periods that he served. It is our policy to schedule a meeting of our Board of Directors on the date of the Annual Meeting, and we encourage all of our directors to attend that meeting. All of our then-current directors attended last year’s Annual Meeting.
          Our non-management directors meet without the presence of management at regularly scheduled executive sessions. These executive sessions occur before or after regularly scheduled meetings of our Board of Directors. The presiding director of these executive sessions is the Chairman of the Nominating and Corporate Governance Committee. For information on how you can communicate with our non-management directors, please see “Communications With Our Board.”
Board Committees
          Our Board of Directors has six standing committees — the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Affiliate Transactions Committee, and the Preferred Dividend Payment Committee.
Executive Committee
          The Executive Committee is generally authorized to act on behalf of our Board of Directors between scheduled meetings of our Board of Directors, except as provided by the Stockholders Agreement and by our by-laws, to the fullest extent permitted by Delaware corporate law. However, the Executive Committee does not have the authority to approve amendments to our charter or by-laws or specified extraordinary corporate transactions. The Executive Committee operates under a charter adopted by our Board of Directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations—Corporate Governance.”

          As of the end of Fiscal 2010, the members of the Executive Committee were Mr. Berges, Mr. Chambers, Mr. Forbes, and Mr. Sleeper, with Mr. Berges serving as Chairman. The Executive Committee met two times during the fiscal year ended October 31, 2010.
Audit Committee
          The Audit Committee assists our Board of Directors in fulfilling its responsibilities relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee assists the Board in monitoring the integrity of our financial statements, the independence, qualifications and performance of our independent auditors; the performance of our internal audit function, our compliance with legal and regulatory requirements, and the preparation of our Audit Committee’s report included in our proxy statements. In discharging its duties, our Audit Committee has the authority to retain independent legal, accounting and other advisors and has the sole authority to appoint, retain, replace or terminate the independent auditor.
          As of the end of Fiscal 2010, the members of the Audit Committee were Mr. Forbes, Mr. Holland, and Mr. Martinez, with Mr. Forbes serving as Chairman. The Audit Committee met five times during the fiscal year ended October 31, 2010.
          The Audit Committee is composed solely of directors who are not our officers or employees, have the requisite financial literacy to serve on the Audit Committee, as determined by our Board of Directors, and whom our Board of Directors has determined are “independent” under the listing standards of the NYSE and the rules and regulations of the SEC.
          Our Board of Directors, after reviewing all of the relevant facts, circumstances and attributes, has determined that Mr. Forbes, the Chairman of our Audit Committee, is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.
          The Audit Committee operates under a written Audit Committee Charter adopted by our Board of Directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations—Corporate Governance.”
Compensation Committee
          The Compensation Committee assists our Board of Directors in fulfilling its responsibilities relating to our compensation practices. The Compensation Committee discharges the Board of Directors’ responsibilities relating to compensation of directors, officers and senior managers, oversees, evaluates, and advises our Board of Directors regarding NCI’s overall compensation policies and structure, including benefit plans and programs, prepares reports on executive compensation required for inclusion in our proxy statements and discusses these reports with our management. The Compensation Committee is permitted to delegate its authority on all matters for which it is responsible to subcommittees consisting of one or more members. The Compensation Committee met five times during the fiscal year ended October 31, 2010.
          As of the end of Fiscal 2010, the members of the Compensation Committee were Ms. Affeldt, Mr. Holland, and Mr. Sleeper, with Ms. Affeldt serving as Chairperson. The Compensation Committee is composed solely of directors who are not our officers or employees.
          The Compensation Committee operates under a Compensation Committee Charter adopted by our Board of Directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations—Corporate Governance.”
Nominating and Corporate Governance Committee
          The Nominating and Corporate Governance Committee is responsible, subject to and in accordance with the Stockholders Agreement, for identifying or assisting in the identification of, and recommending qualified candidates to serve on our Board of Directors and, subject to and in accordance with the Stockholders Agreement, recommending to our Board of Directors the director nominees to be elected by our stockholders at each annual or special meeting. In addition, the Nominating and Corporate Governance Committee is responsible for developing and advising our Board of Directors with respect to guidelines for the governance of NCI, including monitoring compliance with those guidelines, as well as overseeing succession planning and the evaluation and review of the performance of our Board of Directors. As of the end of Fiscal 2010, the members of the Nominating and Corporate Governance Committee were Mr. Berges, Mr. Forbes and Mr. Sleeper, with Mr. Berges serving as Chairman. The Nominating and Corporate Governance Committee met three times during the fiscal year ended October 31, 2010.
          The Nominating and Corporate Governance Committee operates under a Nominating and Corporate Governance Committee Charter adopted by our Board of Directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations—Corporate Governance.” Our Corporate Governance Guidelines adopted by our Board of Directors, a copy of which is available at our website at www.ncilp.com under the heading “Investor Relations—Corporate Governance,” include the criteria our Board of Directors believes are important in the selection of director nominees.
          Pursuant to and in accordance with the Stockholders Agreement, for so long as the Investors hold voting power equal in the aggregate to at least 10% of the aggregate voting power held by the Investors immediately following the closing of the Equity Investment, the Investors are entitled to nominate or designate to serve on our Board of Directors a number of individuals proportionate to the Investors’ percentage of the voting power of the company at the relevant time (and to nominate or designate the replacements for such directors). At each annual meeting or special meeting of stockholders at which any directors of NCI are to be elected, we will take all corporate and other actions necessary to cause the applicable Investors’ nominees or designees to be nominated for election to our Board of Directors and we will solicit proxies in favor of the election of such nominees or designees to be elected at such meeting.
          Further, pursuant to and in accordance with the Stockholders Agreement, for so long as stockholders unaffiliated with the Investors own in the aggregate at least 5% of the voting power of NCI, our Board of Directors will include (i) at least two directors who will not be appointed or designated by the Investors and will be independent of both the Investors and NCI (the “Unaffiliated Shareholder Directors”), and (ii) the Chief Executive Officer of NCI. One Unaffiliated Shareholder Director will sit on each committee of our Board of Directors, except for the Affiliate Transactions Committee, whose members include two members who are Unaffiliated Shareholder Directors.
          In identifying and evaluating nominees for director other than directors appointed by the Investors pursuant to the Stockholders Agreement, the Nominating and Corporate Governance Committee first looks at the overall size and structure of our Board of Directors to determine the need to add or remove directors and to determine if there are any specific qualities or skills that would complement the existing strengths of our Board of Directors.
          Our Board of Directors believes that a nominee for director should be, about to be or have been a senior manager, chief operating officer, chief financial officer or chief executive officer of a relatively complex organization such as a corporation, university, foundation or governmental entity or unit or, if in a professional or scientific capacity, be accustomed to dealing with complex problems, or otherwise have obtained and excelled in a position of leadership. In addition, directors and nominees for director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound, mature judgments on a macro and entrepreneurial basis and should have high personal and professional ethics, strength of character, integrity and values. Directors and nominees for director also should be free and willing to attend regularly scheduled meetings of our Board of Directors and its committees and otherwise able to contribute a reasonable amount of time to our affairs, with participation on other boards of directors encouraged to provide breadth of experience to our Board of Directors. The age at the time of election of any nominee for director should be such to assure a minimum of three years of service as a director.

          The Board codified standards for directors in the Board’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter. These Guidelines provide that our Board of Directors should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. The Corporate Governance Guidelines also provide that at all times a majority of the Board must be “independent directors” as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the Board. Each director also is expected to:
•	exhibit high personal and professional ethics, strength of character, integrity, and values;

•	possess commitment and independence of thought and judgment;

•	possess education, experience, intelligence, independence, fairness, practical wisdom and vision to exercise sound, mature judgments.

•	use his or her skills and experiences to provide independent oversight of our business;

•	possess personality, tact, sensitivity, and perspective to participate in deliberations in a constructive and collegial manner;

•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

•	devote the time and effort necessary to learn our business; and

•	represent the long-term interests of all stockholders.
          In addition, our Board of Directors has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of its oversight of NCI. To that end, our Board of Directors places a premium on its members’ professional experience in positions such as a senior manager, chief operations officer, chief financial officer, or chief executive officer of a relatively complex organization such as a corporation, university, or foundation. Ultimately, our Board of Directors believes it should be comprised of persons with skills in areas that may include some of the following: finance; manufacturing; sales and markets; strategic planning; development of strategies for sustainability; human resources; safety; legal; international business; and information technology.
          In addition to the targeted skill areas, the Nominating and Corporate Governance Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to our Board of Directors, including:
•	Strategy—knowledge of our business model, the formulation of corporate strategies, and knowledge of key competitors and global markets;

•	Leadership—skills in coaching senior executives and the ability to assist the CEO in his development;

•	Organizational Issues—understanding of strategy implementation, change management processes, group effectiveness, and organizational design;

•	Relationships—understanding how to interact with customers, vendors, governments, investors, financial analysts, and communities in which we operate;

•	Functional—understanding of financial matters, financial statements and auditing procedures, legal issues, information technology, and marketing; and

•	Ethics—the ability to identify and raise key ethical issues concerning our activities and senior management as they affect the business community and society.
          As part of its periodic self-assessment process, our Board of Directors annually determines the diversity of specific skills and characteristics necessary for the optimal functioning of our Board of Directors in its oversight of NCI over both the short and long term.
          The Corporate Governance Committee Guidelines state our policy regarding the director selection process that requires the Committee to evaluation the skills and characteristics that the Board seeks in its members individually and in relation to the composition of our Board of Directors as a whole. As part of this process, the Board will consider assess the skill areas currently represented on our Board of Directors and those skill areas represented by directors expected to retire or leave our Board of Directors in the near future against the target skill areas established annually by our Board of Directors, as well as recommendations of directors regarding skills that could improve the overall quality and ability of our Board of Directors to carry out its function.
          The Corporate Governance Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in our industry, financial or technological expertise, experience in situations comparable to ours (e.g., growth companies, companies that have grown through acquisitions, or companies that have restructured their organizations successfully), leadership experience and relevant geographical experience. The effectiveness of our Board of Directors’ diverse mix of skills and experiences is considered as part of each Board self-assessment.
          The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for directors other than directors appointed by the Investors pursuant to the Stockholders Agreement, including referrals from our current directors and management, as well as input from third-party executive search firms. The Chairman of the Nominating and Corporate Governance Committee and our Chairman of the Board will then interview qualified candidates. Qualified candidates are then invited to meet the remaining members of the Nominating and Corporate Governance Committee. The remaining directors also have an opportunity to meet and interview qualified candidates. The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board of Directors that a candidate be nominated to our Board of Directors.
          The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders. Stockholders may submit recommendations to the Nominating and Corporate Governance Committee in care of our Chairman of the Board and Corporate Secretary at our address set forth on page one of this proxy statement in the form and timing provided in our by-laws. Subject to the requirements of the Stockholders Agreement described above, nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.
          Nominations by stockholders for seats on the Board of Directors not required to be filled by the Investors’ designees may also be made at an annual meeting of stockholders in the manner provided in our by-laws. Our by-laws provide that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our Board of Directors at a meeting of stockholders by complying with required notice procedures. To be timely, nominations must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made by us.

          The notice must specify:
•	as to each person the stockholder proposes to nominate for election or re-election as a director:
—	the name, age, business address and residence address of the person;

—	the principal occupation or employment of the person;

—	the class and number of shares of our capital stock that are owned of record or beneficially by the person on the date of the notice; and

—	any other information relating to the person that is required to be disclosed in solicitations for proxies with respect to nominees for election as directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”); and
•	as to the stockholder giving the notice:
—	the name and record address of the stockholder and any other stockholder known by that stockholder to be supporting the nominee; and

—	the class and number of shares of our capital stock that are owned of record or beneficially by the stockholder making the nomination and by any other supporting stockholders.
          We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.
Affiliate Transactions Committee
          The Affiliate Transactions Committee is responsible for reviewing, considering and approving certain transactions between NCI and its controlled affiliates, on the one hand, and the Investors and their affiliates, on the other hand. This committee is made up of two directors unaffiliated with the Investors and with NCI, and one director designated by the Investors who is “independent” within the meaning of the NYSE listing manual and has no material relationship with the Investors or their affiliates. As of the end of Fiscal 2010, the members of the Affiliate Transactions Committee were Mr. Forbes, Mr. Holland and Mr. Kremer.
          The Affiliate Transactions Committee operates under an Affiliate Transactions Committee Charter adopted by our Board of Directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations— Corporate Governance.”
Preferred Dividend Payment Committee
          The Preferred Dividend Payment Committee is responsible for reviewing, evaluating, and approving the payment in cash or in kind of Series B Preferred Dividends to holders of our preferred stock, par value $1.00 per share, designated as Series B Cumulative Convertible Participating Preferred Stock, on every Series B Preferred Dividend Payment Date. This committee is made up of directors unaffiliated with the Investors. As of the end of Fiscal 2010, the members of the Preferred Dividend Payment Committee were Mr. Martinez, Mr. Chambers, Ms. Affeldt, Mr. Forbes, Mr. Holland and Mr. Kremer, with Mr. Martinez serving as Chairman. The Preferred Dividend Committee met two times during the fiscal year ended October 31, 2010.

CORPORATE GOVERNANCE
          Our Board of Directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available at our website at www.ncilp.com under the heading “Investor Relations—Corporate Governance.” These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, Board composition, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our Board of Directors any changes to the guidelines. You may obtain copies of the charters for our Audit Committee, Compensation Committee, Executive Committee, Affiliate Transactions Committee and our Nominating and Corporate Governance Committee, and our Corporate Governance Guidelines, free of charge, from our website at www.ncilp.com under the heading “Investor Relations—Corporate Governance” or by writing to the Investor Relations Administrator, NCI Building Systems, Inc., 10943 North Sam Houston Parkway West, Houston, Texas 77064.
          Our Board of Directors has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions.
          The Code of Business Conduct and Ethics covers topics, including but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. The Code of Business Conduct and Ethics also provides that directors employed by CD&R, Inc. or any other affiliate of the Investors will not be deemed in violation of our Code of Business Conduct and Ethics as a result of any investment by the Investors, insofar as such investment, affiliate transaction and information access is not prohibited under the terms of the Stockholders Agreement and is otherwise in accordance with NCI’s certificate of incorporation, by-laws and the laws of the State of Delaware.
          Our Code of Business Conduct and Ethics is available, free of charge, on our website, along with other corporate governance information, at www.ncilp.com under the heading “Investor Relations—Corporate Governance.” You may also obtain a copy by writing to Investor Relations Administrator at the address above.
          Waivers from our Code of Business Conduct and Ethics are discouraged, but any waivers from the Code of Business Conduct and Ethics that relate to our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions or any other executive officer or director must be approved by our Nominating and Corporate Governance Committee, which is composed solely of directors whom we believe are independent of management, and will be posted on our website at www.ncilp.com within four business days of any such waiver.
The Board’s Role in Risk Oversight
          One of the Board’s functions is oversight of risk management at NCI. NCI recognizes that certain risks are inherent in the operation of an integrated manufacturer of metal buildings and metal building components. The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that creates risk losses or adversely interferes with opportunity gains.
          Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole but primarily through the Audit Committee, oversees and reviews certain aspects of our risk management efforts. Specific risk management activities performed by management include: identifying and prioritizing risk and risk controls related to significant business activities; monitoring the emergence and onset of certain key risks; and reviewing and determining the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the programs discussed below and their risk to company strategy. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the company faces and how the company is seeking to control risk if and when appropriate. In most cases the Audit Committee of the Board oversees issues related to internal control over financial reporting and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail herein. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the company.
LEADERSHIP STRUCTURE OF THE BOARD
          Our Board of Directors currently combines the role of chairman of the board with the role of chief executive officer, coupled with a presiding director position to further strengthen the governance structure. The Board believes this provides an efficient and effective leadership model for NCI. Combining the chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.
          To assure effective independent oversight, the Board has adopted a number of governance practices, including:
•	a strong, independent, clearly-defined presiding director role (see below for a full description of the role);

•	the opportunity for executive sessions of the independent directors after every Board meeting; and

•	annual performance evaluations of the chairman and CEO by the independent directors.
          However, no single leadership model is right for all companies and at all times. The Board recognizes that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.
          The presiding director recommends to the Board an appropriate process by which a new chairman and chief executive officer will be selected. The Board has no required procedure for executing this responsibility because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.
          A key responsibility of the CEO and our Board of Directors is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in NCI. Each year, succession planning reviews are held at every significant organizational level of NCI, culminating in a full review of senior leadership talent by the independent directors. During this review, the CEO and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing leadership assignments. It is a key success factor in managing the long planning and investment lead times of our business.
          In addition, the CEO maintains in place at all times, and reviews with the independent directors, a confidential plan for the timely and efficient transfer of his or her responsibilities in the event of an emergency or his or her sudden incapacitation or departure.

COMMUNICATIONS WITH OUR BOARD
          Any stockholder or interested party who wishes to communicate with our Board of Directors or any specific directors, including non-management and independent directors, may write to:
Board of Directors
NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, TX 77064
          Depending on the subject matter, management will:
•	forward the communication to the director or directors to whom it is addressed (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review);

•	attempt to handle the inquiry directly, for example where it is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board of Directors or an individual director; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic (in accordance with the explicit instructions of our non-management directors).
          At each meeting of our Board of Directors, our Chairman of the Board presents a summary of all communications received since the last meeting of our Board of Directors that were not forwarded and makes those communications available to any director on request.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires our directors and officers and persons who beneficially own more than 10% of any of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Our employees prepare these reports for our directors and executive offers who request it on the basis of the information obtained from them and from NCI’s records. Our directors and officers are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.
          Based solely on our review of the copies of the forms received by us with respect to Fiscal 2010, or written representations from the reporting persons, we believe that all required reports were timely filed for Fiscal 2010.
LEGAL PROCEEDINGS
     To the best of our knowledge, there is no material proceeding to which any director, director designee or executive officer or affiliate of NCI, any owner of record or beneficially of more than 5% of any class of voting securities of NCI, or any associate of such director, nominated director, officer, affiliate of NCI, or security holder is a party adverse to NCI or any of its subsidiaries or has a material interest adverse to NCI or any of its subsidiaries.
TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures
          The Nominating and Corporate Governance Committee has approved and adopted a written statement of policy and procedures with respect to related party transactions. This policy covers the review, approval or ratification of transactions between us and “related parties” (generally, directors, executive officers and employees required to file reports under Section 16 of the Exchange Act and their immediate family members, beneficial owners of 5% or more of any class of our securities, and any entity in which any such persons are employed, are principals, partners or hold a similar position or in which they have a beneficial interest of 5% or more). The policy covers transactions in which NCI and any related party are participants in which a related party has a material interest, other than (1) transactions between us and affiliates of CD&R, Inc, which are evaluated by the Affiliate Transactions Committee pursuant to the guidelines in the Stockholders Agreement, (2) transactions involving less than $25,000 when aggregated with all similar transactions, and (3) certain exceptions for the employment of executive officers, director compensation, employees of the related party and transactions in which all stockholders receive proportional benefits. The policy generally requires that any related party transaction be approved by the Nominating and Corporate Governance Committee or its Chairman in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, a related party must make full disclosure of all of the facts and circumstances relating to the transaction to our Chief Financial Officer or General Counsel, who must assess this information and decide whether it is a related party transaction. If either of the Chief Financial Officer or General Counsel makes this determination, they must submit the transaction to the Nominating and Corporate Governance Committee or to its Chairman. The Nominating and Corporate Governance Committee or its Chairman will approve such transaction only if, in its good faith determination, it is in, or is not inconsistent with, the best interests of NCI and its stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Nominating and Corporate Governance Committee or the Chair thereof, and such committee or Chair, as the case may be will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction.
          The Affiliate Transactions Committee, which is further described in “Board of Directors—Board Committees—Affiliate Transactions Committee,” is responsible for reviewing, considering and approving certain transactions between NCI and its controlled affiliates, on the one hand, and the Investors and their affiliates, on the other hand. This committee is made up of two directors unaffiliated with the Investors and with NCI, and one director designated by the Investors who is “independent” within the meaning of the NYSE listing manual and has no material relationship with the Investors or their affiliates.
Transactions
          As a result of their respective positions with CD&R, LLC and its affiliates, one or more of our directors may be deemed to have an indirect material interest in certain agreements executed in connection with the Equity Investment. Mr. Berges, Mr. Sleeper and Mr. Zrebiec, may be deemed to have an indirect material interest in the following agreements:
•	the Investment Agreement, pursuant to which Clayton, Dubilier & Rice Fund VIII L.P.’s transaction expenses were reimbursed and a deal fee of $8.25 million was paid to CD&R, Inc. on October 20, 2009. For further discussion of the Investment Agreement, see “Change of Control—Investment Agreement and Stockholders Agreement” above;

•	the Stockholders Agreement, which sets forth certain terms and conditions regarding the Equity Investment and the Investors’ ownership of the Preferred Shares, including certain restrictions on the transfer of the Preferred Shares and the shares of Common Stock issuable upon conversion thereof and on certain actions of the Investors and their controlled affiliates with respect to NCI, and to provide for, among other things, subscription rights, corporate governance rights and consent rights as well as other obligations and rights. For further discussion of the Stockholders Agreement, see “Change of Control—Investment Agreement and Stockholders Agreement” above;

•	a Registration Rights Agreement (see “Change of Control—Other Agreements” above); and

•	an Indemnification Agreement (see “Change of Control—Other Agreements” above).

AUDIT COMMITTEE AND AUDITORS
Report of the Audit Committee
          We have reviewed and discussed with management the audited financial statements contained in NCI Building Systems, Inc.’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010. We also have discussed the audited financial statements with Ernst & Young LLP, NCI’s independent registered public accountants. Our discussions with Ernst & Young LLP included, among other things, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also reviewed written disclosures and the letter from Ernst & Young LLP in accordance with applicable requirements of the Public Company Accounting Oversight Board, Ernst & Young LLP’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP its independence. Based on those discussions, we are not aware of any relationship between Ernst & Young LLP and NCI that affects the objectivity or independence of Ernst & Young LLP.
          Based on those discussions and review, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2010, for filing with the Securities and Exchange Commission. We have appointed Ernst & Young LLP as NCI’s independent auditors for Fiscal 2011, and have submitted the appointment for stockholder ratification.
          We also reviewed and discussed the fees paid to Ernst & Young LLP for the fiscal year ended October 31, 2010 for audit and non-audit services, which fees and services are described in the proxy statement under the title “Our Independent Auditors and Fees,” and have determined that the provision of the non-audit services and the fees that we pay for them are compatible with maintaining Ernst & Young LLP’s independence.
          This report is submitted by the members of the Audit Committee.
GARY L. FORBES (Chair)
JOHN J. HOLLAND
GEORGE MARTINEZ
Our Independent Registered Public Accounting Firm and Audit Fees
          Ernst & Young LLP served as our independent registered public accountants for Fiscal 2010. A representative of Ernst & Young LLP is expected to attend our Annual Meeting and will have the opportunity to make a statement if he so desires and will be available to answer appropriate stockholder questions.
          Audit Fees. We incurred fees of $1,913,270 during Fiscal 2010 and $2,568,788 during Fiscal 2009 for Ernst & Young LLP’s independent audit of our annual financial statements, review of the financial statements contained in our quarterly reports on Form 10-Q and assistance regarding other SEC filings. All of the audit services provided to us by Ernst & Young LLP during Fiscal 2010 and Fiscal 2009 were pre-approved by the Audit Committee.
          Audit-Related Fees. We did not incur any fees during Fiscal 2010 for other services rendered by Ernst & Young LLP that were reasonably related to its audit and review of our financial statements, including reviews of internal control design and operation and assistance in evaluating the requirements of the Sarbanes-Oxley Act of 2002. We did not incur any fees during Fiscal 2009.
          Tax Fees. We incurred fees of $63,310 for Fiscal 2010 and $39,604 for Fiscal 2009 for Ernst & Young LLP’s professional services related to transfer pricing, certain Mexican and U.S. tax matters and transaction analysis in connection with the Transactions. All of these services are permitted non-audit services. All of the tax-related services provided to us by Ernst & Young LLP during Fiscal 2010 and Fiscal 2009 were pre-approved by the Audit Committee.
          All Other Fees. We incurred fees of $2,160 during Fiscal 2010 and $2,160 during Fiscal 2009 for research tool subscriptions rendered by Ernst & Young LLP. All of the research tool subscriptions provided to us by Ernst & Young LLP during Fiscal 2010 and Fiscal 2009 were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures for Audit and Non-Audit Services
          The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for us by Ernst & Young LLP. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee before the completion of the audit. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is compatible with maintaining the independence of Ernst & Young LLP and its status as our independent auditors.
          The Audit Committee has delegated to its members the authority to consider and approve management proposals for the engagement of Ernst & Young LLP to perform certain permitted non-audit services for fees of up to an aggregate of $25,000 between quarterly meetings of the Audit Committee; provided that those pre-approvals are presented to the entire Audit Committee at its next regularly scheduled meeting. Management proposals arising between quarterly Audit Committee meetings are presented for pre-approval to the Chairman of the Audit Committee, Mr. Forbes, and in the event of his unavailability, to another member of the Audit Committee.
          All of the services performed by Ernst & Young LLP in Fiscal 2010 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. Additionally, during Fiscal 2010, Ernst & Young LLP did not provide any services prohibited by the Sarbanes-Oxley Act.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Stockholder Proposals for the 2012 Annual Meeting
          If you wish to present a proposal for inclusion in our proxy material for consideration at our Annual Meeting to be held in 2012, you must submit the proposal in writing to our Corporate Secretary at the address shown on the first page of this proxy statement, and we must receive your proposal not later than September 13, 2011 (the 120th day prior to January 11, 2012, the anniversary of the date on which this year’s proxy was mailed to you). That proposal must comply with Section 8 of Article II of our by-laws and, if it is to be included in our proxy materials, Rule 14a-8 under the Exchange Act.
Advance Notice Required for Stockholder Nominations and Proposals for the 2012 Annual Meeting
          Our by-laws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the Annual Meeting of Stockholders to be held in 2012 if it is received not less than 90 nor more than 120 days prior to the date of the 2012 Annual Meeting of Stockholders. Please refer to the full text of our advance notice by-law provisions for additional information and requirements. A copy of our by-laws may be obtained by writing to our Corporate Secretary at the address listed above. Our by-laws require our Board of Directors or the presiding officer of the Annual Meeting to reject any untimely or non-complying proposal.

ANNUAL REPORT
     A copy of our Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for Fiscal 2010, accompanies this proxy statement. Except for the financial statements included in the Annual Report that are specifically incorporated by reference herein, the Annual Report is not incorporated in this proxy statement and is not to be deemed part of this proxy soliciting material.
     We have filed our Annual Report on Form 10-K for Fiscal 2010 with the Securities and Exchange Commission. It is available free of charge on our web site at www.ncilp.com and at the Securities and Exchange Commission’s web site at www.sec.gov.
     Upon written request by a stockholder, we will mail, without charge, a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.
STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
          We are sending only one copy of our proxy statement and Annual Report to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.
          If you received a householded mailing this year and you would like to have additional copies of our proxy statement and Annual Report mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Corporate Secretary in writing at 10943 North Sam Houston Parkway West, Houston, Texas 77064, or call us at 281-897-7788. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.
MISCELLANEOUS
          Our Board of Directors knows of no business other than that described above to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on those matters.
          The information contained in the proxy statement relating to the occupations and security holdings of our directors and officers and their transactions with us is based upon information received from the individual directors and officers. Unless otherwise indicated, all information relating to any beneficial owner of more than 5% of any class of our equity securities is based upon information contained in reports filed by that owner with the SEC.

By Order of the Board of Directors

Todd R. Moore Executive Vice President, General Counsel and Corporate Secretary
Houston, Texas
January 14, 2011

Important Notice Regarding the Availability of
Proxy Materials for the Stockholder Meeting To Be Held February 18, 2011
The Notice of Annual Meeting of Stockholders, our Proxy Statement, and Annual Report to Stockholders are available at www.ncilp.com.

C123456789 . SACKPACK I IMPORTANT ANNUAL MEETING INFORMATION I ENDORSEMENTLINE DDDDD4 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. H Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 4 and every 3 YRS for Proposal 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Norman C. Chambers (term will expire in 2014) 02 — Kathleen J.Affeldt (term will expire in 2014) 03 — Nathan K. Sleeper (term will expire in 2014) 2. An advisory vote on executive compensation. For Against Abstain 3. An advisory vote on the frequency of the advisory vote on executive compensation. 1Yr 2Yrs 3Yrs Abstain 4. Ratification of Auditors. [-J Non-Voting Items Change of Address — Please print new address below. Q Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign your name exactly as it appears above. Joint owners must each sign personally. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership’s name by an authorized partner or officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 JNT 1 U PX 10 7 7 8 4 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MRASAMPLEAND MRASAMPLEAND MRASAMPLEANDMRASAMPLEANDMRASAMPLEAND MRASAMPLEAND MRASAMPLEAND MRASAMPLEAND

’ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy- NCI BUILDING SYSTEMS, INC. THIS PROXY IS SOLICITED BY THE NCI BUILDING SYSTEMS, INC. BOARD OF DIRECTORS. Proxy for Annual Meeting of Stockholders February 18, 2011 -10:00 A.M. The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby appoint(s) Norman C. Chambers and Todd R. Moore with or without others, proxies with full power of substitution and resubstitution to vote all shares of common stock that the share owner(s) would be entitled to vote at the Annual Meeting of Stockholders of NCI Building Systems, Inc. (“NCI”), to be held on February 18,2011 at 10:00 a.m., local time, at the NCI Conference Center located at 7313 Fairview, Houston, Texas 77041, and at any reconvened meeting following any adjournment or postponement thereof, as follows on the reverse side. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated January 14, 2011 is hereby acknowledged. THIS PROXY IS TO BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY IS TO BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR THE THREE-YEAR OPTION IN PROPOSAL 3, AND FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. THIS PROXY MUST BE RECEIVED BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.